   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996

                                                 REGISTRATION NO. 33-80359

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                               ----------------

                       AMENDMENT NO. 1 TO FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                            CFM TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

      PENNSYLVANIA                   3559                    23-2298698
                         (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     (STATE OR OTHER      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     JURISDICTION OF
    INCORPORATION OR
      ORGANIZATION)

                          1336 ENTERPRISE DRIVE
                       WEST CHESTER, PENNSYLVANIA 19380
                                (610) 696-8300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                       LORIN J. RANDALL, VICE PRESIDENT
                            CFM TECHNOLOGIES, INC.

                          1336 ENTERPRISE DRIVE
                       WEST CHESTER, PENNSYLVANIA 19380
                                (610) 696-8300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                         COPIES OF COMMUNICATIONS TO:

                                              BARRY M. ABELSON, ESQUIRE
     JUSTIN P. KLEIN, ESQUIRE
   BALLARD SPAHR ANDREWS & INGERSOLL         PEPPER, HAMILTON & SCHEETZ
          1735 MARKET STREET                    3000 TWO LOGAN SQUARE
        PHILADELPHIA, PA 19103                 PHILADELPHIA, PA 19103

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                            PROPOSED MAXIMUM PROPOSED MAXIMUM
TITLE OF SECURITIES            AMOUNT TO      OFFERING PRICE      AGGREGATE        AMOUNT OF
 TO BE REGISTERED          BE REGISTERED(1)    PER SHARE     OFFERING PRICE(2) REGISTRATION FEE
  ---------------------------------------------------------------------------------------------
  Common Stock...........   57,500 shares        $15.00         $3,335,000        $1,150.00

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Consists of an increase in the number of shares to be offered.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Consists of $2,472,500, the amount by which the proposed maximum aggregate offering price was underestimated at the time of filing the registration statement, and $862,500, representing the proposed maximum aggregate offering price of the additional shares being offered.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             CFM TECHNOLOGIES, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                  ITEMS OF FORM S-1 REQUIRED IN THE PROSPECTUS

ITEM NUMBER                        LOCATION IN PROSPECTUS
- -----------                        ----------------------
 1. Forepart of the Registration   Cover of Registration Statement; Cross-
    Statement and Outside Front    Reference Sheet; Outside Front Cover Page of
    Cover Page of Prospectus       Prospectus
 2. Inside Front and Outside Back  Inside Front and Outside Back Cover Pages of
    Cover Pages of Prospectus      Prospectus; Additional Information
 3. Summary Information, Risk      Prospectus Summary; Summary Financial
    Factors and Ratio of Earnings  Information; Risk Factors
    to Fixed Charges
 4. Use of Proceeds                Prospectus Summary; Use of Proceeds
 5. Determination of Offering      Underwriting
    Price
 6. Dilution                       Dilution
 7. Selling Security Holders       Principal and Selling Shareholders
 8. Plan of Distribution           Outside Front Cover Page of Prospectus;
                                   Underwriting
 9. Description of Securities to   Description of Capital Stock
    be Registered
10. Interests of Named Experts     Not Applicable
    and Counsel
11. Information with Respect to    Prospectus Summary; The Company; Use of
    the Registrant                 Proceeds; Dividend Policy; Capitalization;
                                   Selected Financial Data; Management's
                                   Discussion and Analysis of Financial
                                   Condition and Results of Operations;
                                   Business; Management; Certain Relationships
                                   and Related Transactions; Principal and
                                   Selling Shareholders; Description of Capital
                                   Stock; Consolidated Financial Statements
12. Disclosure of Commission       Not Applicable
    Position on Indemnification
    for Securities Act
    Liabilities

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the alternate and additional pages that follow the form of the U.S. Prospectus. Each of the alternate and additional pages for the International Prospectus included herein is labeled accordingly.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED MAY 17, 1996

                             2,200,000 SHARES

                                   LOGO
                                  COMMON STOCK

                                  -----------

  Of the 2,200,000 shares of Common Stock offered, 1,760,000 are being offered hereby in the United States (the "U.S. Shares") and 440,000 shares are being offered in a concurrent international offering outside the United States and Canada. The price to the public and aggregate underwriting discounts and commissions per share will be identical for both offerings. See "Underwriting."

  Of the 2,200,000 shares of Common Stock offered, 2,138,461 shares are being offered by CFM Technologies, Inc. ("CFM" or the "Company") and 61,539 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price of the Common Stock will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock of the Company has been approved for quotation on The Nasdaq Stock Market under the symbol "CFMT."

  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                         Underwriting              Proceeds to
                                Price   Discounts and  Proceeds to   Selling
                              to Public Commissions(1) Company(2)  Shareholders
- -------------------------------------------------------------------------------
Per Share..................      $            $            $            $
- -------------------------------------------------------------------------------
Total......................     $            $            $            $
- -------------------------------------------------------------------------------
Total Assuming Full Exercise
 of Over-Allotment
 Option(3).................     $            $            $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting."

(2) Before deducting expenses estimated at $800,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company to the U.S. Underwriters to purchase up to 330,000 additional shares on the same terms, solely to cover over-allotments. See "Underwriting."

                                  -----------

  The U.S. Shares of Common Stock are offered by the U.S. Underwriters, subject to prior sale, when, as and if delivered to and accepted by the U.S. Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City
on or about       , 1996.

                                  -----------

PAINEWEBBER INCORPORATED

                       DONALDSON, LUFKIN & JENRETTE

                           SECURITIES CORPORATION

                                                     MONTGOMERY SECURITIES

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS       , 1996.

  "This fully-enclosed,flow-optimized processing chamber (shown here in a cutaway view) provides improved performance in critical semiconductor and flat panel display manufacturing processes, avoiding many of the deficiencies associated with traditional wet processing equipment such as contamination producing air-liquid interfaces, uncontrolled growth of silicon oxides, watermarks and excessive water usage."


  [DIAGRAM APPEARS HERE DEPICITING A CUTAWAY VIEW OF THE COMPANY'S FULL-FLOW PROCESSING VESSEL, PARTIALLY LOADED WITH WAFERS OR SUBSTRATES FOR PROCESSING.]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  "The Full-Flow product platform features the Company's proprietary Direct-Displacement(TM) drying technology and principally consists of the vessel module, including a fully-enclosed wafer processing chamber, and associated robotic handling equipment as seen here in a dual-vessel installation. Because the Company's Full-Flow systems may be flush mounted in the cleanroom wall, use of expensive cleanroom space can be limited to a small operator access area."


   [PHOTOGRAPH APPEARS HERE DEPICTING A DUAL VESSEL FULL FLOW SYSTEM FLUSH
     MOUNTED IN THE WALL, WITH OPERATOR ACCESS AREA MOUNTED ON THE WALL.]



   [PHOTOGRAPH APPEARS HERE DEPICTING TWO OF THE COMPANY'S FULL-FLOW SYSTEMS INSTALLED IN A SEMICONDUCTOR FABRICATION FACILITY. ALSO APPEARING IN THE
                     PHOTOGRAPH ARE TWO SYSTEM OPERATORS.]


  "Multiple Full-Flow installation in a large semiconductor fab in Europe."



 [PHOTOGRAPH APPEARS HERE DEPICTING AN INDIVIDUAL OPERATING A FULL-FLOW SYSTEM
                  IN THE COMPANY'S APPLICATIONS LABORATORY.]


  "Company personnel test new processes and equipment in the Company's recently completed applications laboratory which features a Full-Flow System capable of processing 100 8" wafers."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. The shares of Common Stock offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

  CFM Technologies, Inc. ("CFM" or the "Company") designs, manufactures and markets advanced wet processing equipment for sale to the worldwide semiconductor and flat panel display ("FPD") industries. The Company's products are based on its patented Full-Flow enclosed processing and Direct-Displacement drying technologies and are designed to perform various critical cleaning and etching and photoresist stripping process steps in the manufacture of semiconductors and FPDs.

  According to VLSI Research Inc., total sales of semiconductor process equipment grew from $2.2 billion in 1980 to $30.9 billion in 1995, with sales of wet processing equipment totaling approximately $1.4 billion in 1995. As integrated circuits ("ICs") become increasingly complex and linewidths continue to decrease, the cost of advanced fabrication equipment escalates. Therefore, semiconductor manufacturers are increasingly focused on the cost of owning a particular piece of process equipment compared to competing systems. Determining such cost of ownership ("COO") involves measuring a variety of factors, including acquisition and installation costs, yield, throughput and the use of consumables and facility floor space.

  The Company believes that its patented Full-Flow enclosed processing and Direct-Displacement drying technologies enable it to provide wet processing systems that address a variety of limitations inherent in conventional systems, including wet benches and spray tools, resulting in a significantly lower COO for the Company's Full-Flow systems. The Company's Full-Flow systems automatically load wafers or FPD substrates into a fully-enclosed, flow-optimized processing vessel, which isolates them during processing from the damaging effects of exposure to cleanroom air and associated contaminants. As a result, particle contamination is substantially reduced, watermark defects and native oxide growth are substantially eliminated and process control is improved. In addition, the fully-enclosed processing vessel substantially reduces the use of water and process chemicals. Also, the modular design of the Full-Flow system enables flush mounting in the cleanroom wall, with the majority of the floor space occupied by the system components located outside the cleanroom environment, minimizing the use of expensive cleanroom floor space.

  In 1990, the Company sold its first Full-Flow system for use in a semiconductor production line. To date, the Company has sold over 70 Full-Flow systems to more than 20 semiconductor manufacturers. The Company's customers include: GEC Plessey, LG International, Motorola, National Semiconductor, Samsung, SGS-Thomson, Siemens, Texas Instruments and Tower Semiconductor. Full-Flow systems can currently be configured with either one or two vessels that are capable of processing 50 8-inch wafers each. The Company recently completed development of an enhanced Full-Flow system that provides a two-fold increase in capital productivity by offering vessels capable of processing 100 8-inch wafers. This enhanced system, which the Company began to ship in April 1996, addresses the cost-sensitive photoresist strip market as well as other wet processing applications. In addition, the Company believes its Full-Flow technology is particularly well-suited for cleaning and precise etching applications in the manufacture of FPDs, and provides significant COO advantages over competing FPD wet processing technologies. The Company has developed and shipped in April 1996 a high-throughput FPD processing system based on its Full-Flow platform.

  The Company's objective is to capitalize on the inherent COO advantages of its Full-Flow systems to become a leading supplier of advanced wet processing equipment to the worldwide semiconductor and FPD industries. The Company's Full-Flow systems are based on a modular design and can be configured using a variety of process and support modules. By basing new process applications on its proprietary Full-Flow platform, the Company can focus primarily on the development and optimization of the applications' process recipes, which the Company believes significantly reduces the time and cost associated with entering new wet processing market segments.

                                  THE OFFERING

Common Stock Offered by the Company........................... 2,138,461 shares
Common Stock Offered by the Selling Shareholders..............    61,539 shares

                                                  ------

  Total Offering................................ 2,200,000 shares
Common Stock to be Outstanding after the
 Offering....................................... 5,941,724 shares(1)
Use of Proceeds................................. For debt repayment, expansion of facilities, upgrade of
                                                 systems and general corporate
                                                 purposes, including working
                                                 capital.
Nasdaq Stock Market Symbol...................... CFMT

                         SUMMARY FINANCIAL INFORMATION

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 SIX MONTHS
                                                             FISCAL YEAR           ENDED
                          YEAR ENDED  TEN MONTHS ENDED    ENDED OCTOBER 31,      APRIL 30,
                         DECEMBER 31,   OCTOBER 31,    ----------------------- --------------
                             1991         1992(2)       1993    1994    1995    1995   1996
                         ------------ ---------------- ------- ------- ------- ------ -------
STATEMENT OF INCOME
 DATA:
Net sales...............    $4,943         $5,939      $11,840 $15,937 $23,430 $9,331 $19,697
Operating income........     1,141            793        2,095   1,573   2,278    454   2,293
Net income..............       259            145          883     538   1,402    253   1,351
Net income per
 share(3)...............                                               $  0.35 $ 0.06 $  0.34
Weighted average common
 and common equivalent
 shares(3)..............                                                 4,016  4,016   4,016

                                                          APRIL 30, 1996
                                                      ----------------------
                                                      ACTUAL  AS ADJUSTED(4)
                                                      ------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents............................ $   649    $21,361
Working capital......................................   7,205     33,407
Total assets.........................................  27,291     47,617
Long-term debt, less current portion.................   3,219      2,379
Shareholders' equity.................................  11,126     38,168

- --------

(1) Excludes 654,021 shares of Common Stock issuable upon the exercise of outstanding stock options as of April 30, 1996, of which options to purchase 395,360 shares were then exercisable. See Note 10 of the Notes to Consolidated Financial Statements.
(2)In 1992, the Company changed its fiscal year end from December 31 to October 31.
(3)See Note 2 of the Notes to Consolidated Financial Statements for an explanation of the computation of net income per share.

(4) Adjusted to reflect the sale by the Company of 2,138,461 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                ----------------

  Unless otherwise indicated, (a) all references to fiscal years of the Company in this Prospectus refer to fiscal years ended on October 31 and (b) the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) has been adjusted to reflect a 3.326-for-one split of the Common Stock effective immediately prior to the date hereof.

                                ----------------

  Major risks which may affect the Company's business include management of growth, volatility of the semiconductor industry and reliance on international sales. For a description of these and other risks, see "Risk Factors" beginning on page 5.

                                ----------------

  "CFM," "Full-Flow," "Direct-Displacement," "Vapor-Flow" and the logo on the cover of this Prospectus are trademarks of CFM Technologies, Inc. This Prospectus also contains trademarks of other companies.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

FLUCTUATIONS IN OPERATING RESULTS

  The Company has derived substantially all of its net sales from the sale of a limited number of wet processing systems which typically have list prices ranging from $0.9 million to $2.5 million per system. At the Company's current revenue level, each sale or failure to make a sale can have a material effect on the Company. A cancellation, rescheduling or delay in a shipment near the end of a particular quarter may cause net sales in that quarter to fall significantly below the Company's expectations and thus may materially adversely affect the Company's operating results for such quarter. Other factors which may lead to fluctuations in the Company's quarterly and annual operating results include: market acceptance of the Company's systems and its customers' products; the number of systems being manufactured during any particular period; the geographic mix of sales; the mix of sales by distribution channel; the timing of announcement and introduction of new systems by the Company and its competitors; a downturn in the market for personal computers or other products incorporating semiconductors; variations in the configuration of systems sold; product discounts and changes in pricing; delays in deliveries from suppliers; delays in orders due to customers' financial difficulties; and volatility in the semiconductor and FPD industries and the markets served by the Company's customers. Also, customers may face competing capital budget considerations, thus making the timing of customer orders uneven and difficult to predict. Many of the factors listed above are beyond the control of the Company. In addition, continued investments in research, development and engineering and the development of a worldwide sales, marketing and customer satisfaction organization will result in significantly higher fixed costs. There can be no assurance that the Company will be able to achieve a rate of growth or level of sales in any future period commensurate with its level of expenses. The impact of these and other factors on the Company's operating results in any future period cannot be forecast with any degree of certainty. Due to the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results may be below the expectations of analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Background."

ACCEPTANCE BY CUSTOMERS OF NEW TECHNOLOGY

  The Company's products all rely upon proprietary technology to accomplish wet chemical processing during semiconductor or FPD manufacturing, which technology is significantly different than the technological approaches in current usage for these processes. Most of the Company's competitors make use of established technology with competitive product variations. The semiconductor industry is especially resistant to the introduction of changes in process or approach in a manufacturing cycle which is quite long (up to twelve weeks), consists of many separate process events (up to 300 or more) and suffers from limited control measurement points during the overall fabrication process. Accordingly, managers of semiconductor fabrication facilities ("fabs") have exhibited a strong resistance to changing equipment and have been reluctant to embrace new technology, including the Company's Full-Flow systems. Because a substantial investment is required by semiconductor manufacturers to install and integrate capital equipment into a semiconductor production line, these manufacturers will tend to choose semiconductor equipment suppliers based on past relationships, product compatibility and proven operating performance. Once a manufacturer has selected a particular vendor's capital equipment, the Company believes that the manufacturer generally relies upon that equipment for a specific production line application and frequently will attempt to consolidate related capital equipment purchases with the same vendor, to the degree that such consolidation is possible. Many semiconductor manufacturers continue to extract marginal improvements from existing wet processing technology in order to address issues such as increases in feature density, reductions in linewidth and planned increases in wafer size. There can be no assurance that the Company's products will achieve broad market acceptance. See "Business-- Industry Background" and "Business--Products."

CUSTOMER CONCENTRATION

  Historically, relatively few customers have accounted for a substantial portion of the Company's net sales. Sales to IBM, Texas Instruments, GEC Plessey and Siemens accounted for approximately 22.6%, 17.2%, 13.1% and 10.6%, respectively, of net sales in fiscal 1995, and sales to IBM accounted for approximately 30.5% and 43.1% of net sales in fiscal 1993 and 1994, respectively. Sales to SGS-Thomson and Motorola accounted for approximately 32.3% and 23.8%, respectively, of net sales in the six months ended April 30, 1996. In addition, at April 30, 1996, orders from LG International represented approximately $11.6 million or 73.7% of the Company's backlog. There can be no assurance that any additional orders will be received from LG International or that these orders will not be delayed or otherwise changed. In February 1996, Motorola, orders from which had represented a significant percentage of the Company's backlog as of November 30, 1995, cancelled an order for a Full-Flow system. There can be no assurance that Motorola will order additional systems from the Company or that other significant customers will not cancel or delay orders in the future. The Company expects a significant portion of its future sales to remain concentrated within a limited number of customers. The Company's arrangements with its customers are generally on a purchase order basis and not pursuant to long-term contracts. There can be no assurance that the Company will be able to retain its major customers or that such customers will not cancel or reschedule orders or that cancelled orders will be replaced by other sales. A reduction or delay in orders from any of the Company's significant customers, including reductions or delays due to market, economic or competitive conditions in the semiconductor or FPD industries, or the loss of any such customers, could have a material adverse effect upon the Company's results of operations. See "Business--Customers."

SOLE OR LIMITED SOURCES OF SUPPLY

  The Company relies to a substantial extent on outside vendors to manufacture and supply many of the components and subassemblies used in the Company's systems. Certain of these components and subassemblies are obtained from a sole supplier or a limited group of suppliers, many of which are small, independent companies. Moreover, the Company believes that certain of these components and subassemblies can only be obtained from its current suppliers. The Company's reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing, timely delivery and quality of components. The Company has experienced and continues to experience some reliability and quality problems with certain key components and subassemblies provided by single source suppliers. Because the manufacture of certain of these components and subassemblies is a complex process and requires long lead times, there can be no assurance that delays or shortages caused by suppliers will not occur. The process of obtaining and qualifying replacement suppliers could be lengthy, and no assurance can be given that any additional sources would be available to the Company on a timely basis. Any inability to obtain adequate deliveries of components and subassemblies which conform to the Company's reliability and quality requirements or any other circumstance that would require the Company to seek alternative sources of supply or, if possible, to manufacture such components internally could delay the Company's ability to ship its systems and could have a material adverse effect on the Company. See "Business--Manufacturing."

DEPENDENCE ON LIMITED PRODUCT OFFERINGS

  To date, substantially all of the Company's net sales have consisted of sales of Full-Flow systems to the semiconductor industry. The Company has recently developed a version of its Full-Flow system for use in FPD manufacturing. The ability of the Company to diversify its operations through the introduction and sale of system enhancements with new applications is dependent upon the success of the Company's continuing research, development and engineering activities, as well as its marketing efforts. The Company's continued sales growth will depend upon achieving market acceptance of its Full-Flow systems and future products. There can be no assurance that the Company will be able to develop, introduce or market new systems or system enhancements in a timely or cost-effective manner or that any such systems or enhancements will achieve market acceptance. See "Business--Products."

DEPENDENCE UPON PRODUCT DEVELOPMENT

  The markets in which the Company and its customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. In order to remain competitive in the future, the Company will need to develop and commercialize additional cleaning and etching processes based on its Full-Flow platform. Further, the Company will need to develop new products which are capable of supporting customers' increasingly complex process requirements and which compete effectively on the basis of overall COO, including process performance and capital productivity. The market for FPD manufacturing equipment presents an additional challenge as the technology is at an earlier stage and subject to more rapid evolution. The success of new system introductions is dependent on a number of factors, including timely completion of new system designs, system performance and market acceptance, and may be adversely affected by manufacturing inefficiencies associated with the start up of such new introductions and the challenge of producing systems in volume which meet customer requirements. Because it is generally not possible to predict the time required and costs involved in reaching certain research, development and engineering objectives, actual development costs could exceed budgeted amounts and estimated product development schedules may require extension. Any delays or additional development costs could have a material adverse effect on the Company's business and results of operations. There can be no assurance that the Company will successfully develop and introduce new products or enhancements to its existing products on a timely basis or in a manner which satisfies customers or achieves widespread market acceptance.

  Because of the large number of components in, and the complexity of, the Company's systems, significant delays can occur between the introduction of systems or system enhancements and the commencement of commercial shipments. The Company has from time to time experienced delays in the introduction of, and certain technical and manufacturing difficulties with, certain of its systems and enhancements, and may experience such delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. The Company's inability to overcome such difficulties, to meet the technical specifications of any new systems or enhancements, or to manufacture and ship these systems or enhancements in volume and in a timely manner, would materially adversely affect the Company's business and results of operations, as well as its customer relationships. In addition, the Company from time to time incurs unanticipated costs to ensure the functionality and reliability of its products early in their life cycles, which costs can be substantial. If new products or enhancements experience reliability or quality problems, the Company could encounter a number of difficulties, including reduced orders, higher manufacturing costs, delays in collection of accounts receivable and additional service and warranty expenses, all of which could materially adversely affect the Company's business and results of operations. See "Business--Products" and "Business-- Research, Development and Engineering."

MANAGEMENT OF GROWTH

  The Company is currently undergoing a period of rapid growth. To accommodate this growth, the Company is in the process of implementing a variety of new and upgraded operating and financial systems, procedures and controls. There can be no assurance that such efforts can be accomplished successfully, or that the Company's systems, procedures and controls will be adequate to support the Company's operations. The Company also faces the task of identifying, recruiting, training and integrating new employees quickly enough to keep pace with its rapid growth. Many of the positions which are critical to supporting the Company's growth require experience with semiconductor capital equipment. The recent overall growth of the semiconductor capital equipment industry has made the recruitment of such experienced personnel difficult. The Company's growth may also strain the Company's management, manufacturing, financial and other resources. Any failure to expand these areas in an efficient manner could have a material adverse effect on the Company. The Company has recently leased an additional facility and may be required to secure additional facilities in the future. The need to acquire additional remote facilities could be disruptive and could have a material adverse effect on the Company. See "Business--Employees" and "Business-- Facilities."

DEPENDENCE UPON KEY PERSONNEL

  The success of the Company depends to a large extent upon the efforts of key managerial and technical employees, such as Christopher F. McConnell, the Company's Chairman and co-founder, Roger A. Carolin, President and Chief Executive Officer, Huw K. Thomas, Executive Vice President, Alan E. Walter, Senior Vice

President and co-founder, Steven Bay, Chief Technical Officer, and Steven Verhaverbeke, Senior Process Scientist. The loss of the services of any of these persons could have a material adverse effect on the Company. The Company has not entered into written employment agreements with any of its executive officers other than its chief financial officer, nor does the Company maintain key man life insurance on any of its personnel. The success of the Company will also depend upon its ability to attract and retain qualified employees, particularly highly skilled design and process engineers involved in the manufacture of existing systems, the development of new applications and systems and the installation, training and maintenance related to those systems already installed at customer sites. There can be no assurance that the Company will be successful in retaining or recruiting, training and integrating the necessary key personnel to support its anticipated growth, which could have a material adverse effect on the Company's results of operations. See "Business--Employees" and "Management--Directors and Executive Officers."

LENGTHY SALES CYCLE

  Sales of the Company's systems depend, in significant part, upon the decision of a prospective customer to increase manufacturing capacity, which typically involves a significant capital commitment. The amount of time from the initial contact with the customer to the first order is typically one to two years. The Company's ability to obtain orders from potential customers has depended in the past and may continue to depend in the future upon customers purchasing a new system in order to evaluate Full-Flow and Direct-Displacement drying technologies as an alternative to existing wet processing technologies. For many potential customers, decisions to undertake such evaluations occur infrequently. The Company often experiences delays in finalizing further system sales while the customer evaluates and receives approvals for the purchase of additional systems. Such delays may include the time necessary to plan, design or complete a new or expanded fab. Due to these factors, the Company's systems typically have a lengthy sales cycle during which the Company may expend substantial funds and management effort. There can be no assurance that any of these expenditures or efforts on the part of the Company will result in sales. See "Business--Products" and "Business--Competition."

VOLATILITY OF THE SEMICONDUCTOR INDUSTRY

  The Company's business depends, in significant part, upon capital expenditures by manufacturers of semiconductor devices, which in turn depend upon the current and anticipated market demand for such devices and the products utilizing such devices. The semiconductor industry has been highly volatile and historically has experienced periods of oversupply, resulting in significantly reduced demand for capital equipment, including wet processing systems. In recent years, the semiconductor industry has experienced significant growth well above its historical trend, which has resulted in a corresponding growth in the capital equipment industry. Recently, a number of semiconductor manufacturers have experienced a reduction in order growth and, in a few instances, a reduction in overall orders. These events have caused certain semiconductor manufacturers to postpone or cancel equipment deliveries to previously planned expansion or new fab construction projects. In February 1996, the Company experienced the cancellation of an order for one Full-Flow system, and there can be no assurance that further order cancellations or reductions in order growth or overall orders for semiconductors will not have a material adverse effect upon the Company's business or results of operations. The Company believes that the FPD market may be similarly volatile. The need for continued investment in research, development and engineering, marketing and customer satisfaction activities may limit the Company's ability to reduce expenses in response to future downturns in the semiconductor or FPD industries. The Company's net sales and results of operations could be materially adversely affected if downturns or slowdowns in the semiconductor or FPD markets occur in the future.

HIGHLY COMPETITIVE INDUSTRY

  The Company faces substantial competition in its market segments from both established competitors and potential new entrants. The Company believes that the primary competitive factors in the markets in which the Company competes are yield, throughput, capital and direct costs, system performance, size of installed base, breadth of product line and customer satisfaction, as well as customer commitment to competing technologies. Most of the Company's competitors have been in business longer than the Company, offer traditional wet processing technology, and have broader product lines, more experience with high volume manufacturing, broader name recognition, substantially larger installed bases and significantly greater financial, technical and marketing resources than the Company. In the semiconductor wet processing market, the Company competes primarily with Dainippon Screen, FSI International, Santa Clara Plastics, Steag MicroTech, SubMicron Systems, Tokyo Electron Limited and Verteq. In the FPD wet processing market, the Company competes primarily with Dainippon Screen and Semitool. There can be no assurance that the Company will overcome the established positions of these competitors or that the Company's competitors will not develop enhancements to or future generations of competitive products that will offer price and performance features that are superior to the Company's systems. The Company believes that in order to remain competitive, it must invest significant financial resources in developing new product features and enhancements and in maintaining customer satisfaction worldwide. In marketing its products, the Company will face competition from suppliers employing new technologies in order to extend the capabilities of competitive products beyond their current limits or increase their productivity. In addition, increased competitive pressure could lead to intensified price-based competition, resulting in lower prices and margins, which would materially adversely affect the Company's business and results of operations. See "Business--Competition."

INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of patents, copyrights, trademarks and trade secrets, non-disclosure agreements and other forms of intellectual property protection to protect its proprietary technology. Although the Company believes that its patents and trademarks may have value, the Company believes that its future success will depend primarily on the innovation, technical expertise and marketing abilities of its personnel. The Company currently holds 12 patents in the United States and 20 international patents and has patent applications pending or under evaluation in the United States and various foreign jurisdictions. The Company is currently asserting its patent rights in litigation against three defendants, alleging inducement of infringement and contributory infringement of one of the Company's patents. The defendants have denied infringement and asserted, among other things, that the patent at issue is invalid, and one of the defendants has asserted that the patent is unenforceable. There can be no assurance that any claim in the subject patent will be adjudged to be sufficiently broad to encompass the defendants' products or that the subject patent will not be found to be unenforceable or invalid during prosecution of the actions. A finding of invalidity or unenforceability could result in the Company's competitors developing products using the Company's proprietary technology, which in turn could have a material adverse effect on the Company. The Company believes that these actions, even if completely successful, will be costly to the Company in terms of both financial and management resources.

  There can be no assurance that additional patents will be issued on the Company's pending applications or that competitors will not be able legitimately to ascertain proprietary information embedded in the Company's products which is not covered by patent or copyright. In such case, the Company may be precluded from preventing its competitors from making use of such information. There are no pending lawsuits or claims against the Company regarding infringement of any existing patents or other intellectual property rights of others. There can be no assurance, however, that such infringement claims will not be asserted in the future, nor can there be any assurance, if such claims are made, that the Company will be able to defend such claims successfully or, if necessary, obtain licenses on reasonable terms. Adverse determinations in any litigation naming the Company could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its systems. Any of these events could have a material adverse effect on the Company. See "Business--Intellectual Property."

ENVIRONMENTAL REGULATION

  The Company is subject to a variety of federal, state and local laws, rules and regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its research, development and engineering activities. The Company believes that it is currently in compliance in all material respects with such laws, rules and regulations. However, failure to so comply could result in substantial liability to the Company, suspension or cessation of the Company's operations, restrictions on the Company's ability to expand its operations or requirements for the acquisition of additional equipment or other significant expense. See "Business-- Manufacturing."

INTERNATIONAL SALES

  Sales to customers located outside the United States accounted for approximately 51.7% of the Company's net sales in each of fiscal 1994 and 1995 and 43.4% in the six months ended April 30, 1996. The Company anticipates that such international sales will continue to account for a significant percentage of the Company's net sales. International sales are subject to numerous risks, including United States and international regulatory requirements and policy changes, political and economic instability, increased installation costs, difficulties in accounts receivable collection, exchange rates, tariffs and other barriers, extended payment terms, difficulty in staffing and managing international operations, dependence on and difficulties in managing international distributors or representatives and potentially adverse tax consequences. Furthermore, although the Company endeavors to meet technical standards established by foreign regulatory bodies, there can be no assurance that the Company will be able to comply with such standards in the future. In addition, the laws of certain other countries may not protect the Company's intellectual property to the same extent as the laws of the United States. As part of its efforts to penetrate the East Asia market, the Company entered into a sales agency agreement with P.K. Ltd. (formerly ANAM S&T Co., Ltd.) ("PK") in Korea in 1991 and a distribution agreement with Innotech Corporation ("Innotech") in Japan in 1992. Although management believes that it maintains good relationships with PK and Innotech, there can be no assurance that these relationships will continue. In the event of a termination of any of the Company's existing representation, agency or distribution arrangements, the Company's strategy to expand international sales could be adversely affected. Although the Company's sales during fiscal 1995 were predominantly denominated in United States dollars, to the extent that the Company expands its international operations or changes its pricing practices to denominate prices in international currencies, the Company will be exposed to increased risks of currency fluctuation. Additionally, a strengthening in the value of the United States dollar in relation to international currencies may adversely affect the Company's future sales to international customers. There can be no assurance that any of these factors will not have a material adverse effect on the Company. See "Business--Sales and Marketing."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Articles of Incorporation, as amended, and the Pennsylvania Business Corporation Law contain certain provisions which could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such a transaction would be beneficial to the interests of the shareholders, or could discourage a third party from attempting to acquire control of the Company. The Company has authorized 1,000,000 shares of Preferred Stock, which the Company could issue without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The Company has no current plans to issue any Preferred Stock. In addition, provisions of the Pennsylvania Business Corporation Law prohibit the Company from engaging in certain business combinations and allow holders of the Company's voting stock to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the Company). These provisions could have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Common Stock. Further, the Company's Articles of Incorporation, as amended, and Amended and Restated By-Laws include provisions to reduce the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty and to permit the Company to indemnify its directors and officers to the fullest extent permitted by Pennsylvania law. See "Description of Capital Stock--Anti-Takeover Provisions."

CONTINUED EXISTENCE OF A CONTROL GROUP

  Upon completion of this offering, Christopher F. McConnell, the Company's Chairman of the Board, and all of the executive officers and directors of the Company, collectively, will beneficially own approximately

20.4% and 40.3%, respectively, of the Common Stock (or 19.3% and 38.3%, respectively, if the Underwriters' over-allotment option is exercised in full). Existing management will hold sufficient voting power to enable it to continue to control the business and affairs of the Company for the foreseeable future. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Shareholders."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  There has been no prior public market for the Company's Common Stock. Consequently, the initial public offering price has been determined by negotiations between the Company and the Representatives of the Underwriters. See "Underwriting." There can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The Company believes that a variety of factors could cause the price of the Company's Common Stock to fluctuate, perhaps substantially, including: announcements of developments related to the Company's business; quarterly fluctuations in the Company's actual or anticipated operating results and order levels; general conditions in the semiconductor and FPD industries or the worldwide economy; announcements of technological innovations; new products or product enhancements by the Company or its competitors; developments in patents or other intellectual property rights and litigation; and developments in the Company's relationships with its customers, distributors and suppliers. In addition, in recent years the stock market in general, and the market for shares of small capitalization and semiconductor industry-related stocks in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of the Company's Common Stock.

DILUTION AND BENEFIT TO EXISTING SHAREHOLDERS

  The proposed initial public offering price is substantially higher than the net tangible book value per share of Common Stock as of April 30, 1996. As a result, investors participating in this offering will incur immediate and substantial net tangible book value dilution. After giving effect to the sale of 2,138,461 shares of Common Stock by the Company in this offering, the net tangible book value of the Company as of April 30, 1996 would have been $37,916,000 or $6.38 per share. This represents an immediate increase in such net tangible book value of $3.52 per share to existing shareholders and an immediate dilution of $7.62 per share to new investors purchasing shares in this offering. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of shares of Common Stock in the public market following this offering by existing shareholders or option holders could adversely affect the market price of the Common Stock. Upon the completion of this offering, 3,741,724 outstanding shares of Common Stock will be "restricted securities" within the meaning or Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The beneficial owners of 3,598,721 shares of Common Stock and options to purchase 539,881 shares of Common Stock, including the Company's executive officers and directors, have agreed not to sell any of their shares until 180 days after the date of this Prospectus without the prior written consent of PaineWebber Incorporated. Under Rule 144 as currently in effect, these shares will not be eligible for public sale until at least November 1, 1996, and then will be subject to the volume limitations and other conditions imposed by Rule 144. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."

                                  THE COMPANY

  The Company was incorporated in Pennsylvania in November 1994 under the name "The CFM Technology Corporation" in connection with the reorganization of the Company's operations into a holding company structure. Pursuant to the reorganization, the Company issued shares of Common Stock to the shareholders of CFM Technologies, Inc., a Pennsylvania corporation incorporated in May 1984 ("CFM Sub"), in exchange for all of the issued and outstanding capital stock of CFM Sub, and CFM Sub became the wholly-owned operating subsidiary of the Company. In December 1995, the Company changed its name to "CFM Technologies, Inc." and CFM Sub changed its name to "CFM Technologies, Incorporated." The Company has four other wholly owned subsidiaries: CFMT, Inc., a Delaware investment holding company incorporated in 1992; CFM International Corp., a foreign sales corporation incorporated in Guam in 1995; CFM Technologies Limited, incorporated in Scotland in 1995; and CFM Technologies, S.A., incorporated in France in 1996. As used in this Prospectus, references to the "Company" and "CFM" refer to CFM Technologies, Inc. and its consolidated subsidiaries. The Company's principal executive offices are located at 1336 Enterprise Drive, West Chester, Pennsylvania 19380. The Company's telephone number is (610) 696-8300.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock by the Company in this offering are estimated to be $27,042,762 ($31,339,362 if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $14.00 and after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use approximately $6.0 million to repay short-term working capital borrowings under its revolving line of credit with a commercial bank. This indebtedness bears interest at a rate equal to the lending bank's prime rate and is payable upon the demand of the bank. In addition, the Company intends to use approximately $1.5 million to expand its manufacturing facility and approximately $1.5 million to construct a flat panel applications laboratory. Further, the Company intends to use approximately $1.1 million to repay certain long-term indebtedness of the Company incurred in October 1995 in order to finance the Company's existing applications laboratory. This indebtedness bears interest at a rate equal to the lending bank's prime rate plus 0.25% and matures on November 1, 1998. The Company also intends to use approximately $0.8 million of the net proceeds to expand its information systems infrastructure, including purchases of sophisticated automated design software and workstations. The balance of the net proceeds will be used for working capital and general corporate purposes, including possible acquisitions of or investments in complementary businesses or products or the right to use complementary technologies. The Company is not currently engaged in any negotiations with respect to such acquisitions or investments. Pending such uses, the proceeds from this offering will be invested in deposits with banks and in short-term, investment grade, interest bearing securities.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of April 30, 1996 and as adjusted to give effect to the sale of the 2,138,461 shares of Common Stock by the Company in this offering at an assumed initial public offering price of $14.00 and the application of the estimated net proceeds therefrom (after deduction of underwriting discounts and commissions and estimated offering expenses).

                                                              APRIL 30, 1996
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                              (IN THOUSANDS)
Long-term debt, less current portion.......................  $3,219   $ 2,379
                                                            -------   -------
Shareholders' equity:
  Preferred stock, no par value; 1,000,000 shares
   authorized; no shares issued and outstanding; no shares
   issued and outstanding, as adjusted.....................     --        --
  Common stock, no par value; 10,000,000 shares authorized;
   3,803,263 issued and outstanding; 5,941,724 shares
   issued and outstanding, as adjusted(1)..................   9,616    36,658
  Retained earnings........................................   1,510     1,510
                                                            -------   -------
    Total shareholders' equity.............................  11,126    38,168
                                                            -------   -------
      Total capitalization................................. $14,345   $40,547
                                                            =======   =======

- --------

(1) Excludes 654,021 shares of Common Stock issuable upon the exercise of stock options outstanding on April 30, 1996, of which options to purchase 395,360 shares were then exercisable. See Note 10 of the Notes to Consolidated Financial Statements.

                                   DILUTION

  As of April 30, 1996, the net tangible book value of the Company was $10,874,000, or $2.86 per share of Common Stock. "Net tangible book value" per share is equal to the Company's net tangible book value (total tangible assets less total liabilities) divided by the number of outstanding shares of Common Stock. After giving effect to the sale of the 2,138,461 shares of Common Stock by the Company in this offering (after deduction of underwriting discounts and commissions and estimated offering expenses), the net tangible book value of the Company at April 30, 1996 would have been $37,916,000, or $6.38 per share of Common Stock, representing an immediate increase in such net tangible book value of $3.52 per share to existing shareholders and an immediate dilution of $7.62 per share to investors in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price..........................       $14.00
     Net tangible book value per share before this offering....... $2.86
     Increase attributable to investors in this offering..........  3.52
                                                                   -----
   Net tangible book value per share after this offering..........         6.38
                                                                         ------
   Dilution to investors in this offering.........................       $ 7.62
                                                                         ======

  The foregoing computations and table assume no exercise of the Underwriters' over-allotment option or stock options. As of April 30, 1996, options to purchase 654,021 shares of Common Stock were outstanding, with a weighted average exercise price of $4.60. If all such options were exercised, the dilution to investors in this offering would be $7.94 per share. See "Capitalization," "Management--1992 Stock Option Plan," "Description of Capital Stock" and Note 10 of the Notes to Consolidated Financial Statements.

  The following table summarizes on a pro forma basis, as of April 30, 1996, the differences between existing shareholders and purchasers of shares in this offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing
    shareholders(1)(2)..... 3,803,263   64.0% $ 9,616,000   24.3%    $ 2.53
   Investors in this
    offering(1)............ 2,138,461   36.0   29,938,454   75.7      14.00
                            ---------  -----  -----------  -----
   Total................... 5,941,724  100.0% $39,554,454  100.0%
                            =========  =====  ===========  =====

- --------

(1) Sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 3,741,724 or 63.0% of the total number of shares of Common Stock outstanding after this offering (59.7% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by investors in this offering to 2,200,000, or 37.0% of the total number of shares of Common Stock outstanding after this offering (40.3% if the Underwriters' over-allotment option is exercised in full).

(2) The above table assumes no exercise of options outstanding as of April 30, 1996. Assuming the exercise of all such options, the total number of shares held by existing shareholders would be 4,457,284, or 67.6% of the shares outstanding. The total consideration paid by existing shareholders would be $12,626,325, or 29.7% of the total consideration, and the average price per share for all existing shareholders would be $2.83.

                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following table contains certain selected consolidated financial data of the Company and is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated statement of income data for the fiscal years ended October 31, 1993, 1994 and 1995 and the consolidated balance sheet data as of October 31, 1994 and 1995 have been derived from the Consolidated Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. The consolidated statement of income data for the year ended December 31, 1991, the ten months ended October 31, 1992 and the six months ended April 30, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1991, October 31, 1992 and 1993 and April 30, 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal adjustments, that the Company considers necessary for a fair presentation of the results of operations for such periods. This data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                      TEN MONTHS                           SIX MONTHS
                                        ENDED          FISCAL YEAR           ENDED
                          YEAR ENDED   OCTOBER      ENDED OCTOBER 31,      APRIL 30,
                         DECEMBER 31,    31,     ----------------------- --------------
                             1991      1992(1)    1993    1994    1995    1995   1996
                         ------------ ---------- ------- ------- ------- ------ -------
STATEMENT OF INCOME
 DATA:
Net sales...............    $4,943      $5,939   $11,840 $15,937 $23,430 $9,331 $19,697
Cost of sales...........     2,795       3,626     6,752   9,114  13,463  5,594  10,637
                            ------      ------   ------- ------- ------- ------ -------
  Gross profit..........     2,148       2,313     5,088   6,823   9,967  3,737   9,060
Operating expenses:
  Research, development
   and engineering......       158         327       720   2,100   1,717    811   2,092
  Selling, general and
   administrative.......       849       1,193     2,273   3,150   5,972  2,472   4,675
                            ------      ------   ------- ------- ------- ------ -------
    Total operating
     expenses...........     1,007       1,520     2,993   5,250   7,689  3,283   6,767
                            ------      ------   ------- ------- ------- ------ -------
Operating income........     1,141         793     2,095   1,573   2,278    454   2,293
Interest expense........       744         615       755     797     173     74     215
                            ------      ------   ------- ------- ------- ------ -------
Income before income
 taxes..................       397         178     1,340     776   2,105    380   2,078
Income taxes............       138          33       457     238     703    127     727
                            ------      ------   ------- ------- ------- ------ -------
Net income..............    $  259      $  145   $   883 $   538 $ 1,402 $  253 $ 1,351
                            ======      ======   ======= ======= ======= ====== =======
Net income per
 share(2)...............                                         $  0.35 $ 0.06 $  0.34
                                                                 ======= ====== =======
Weighted average common
 and common equivalent
 shares(2)..............                                           4,016  4,016   4,016

                                               OCTOBER 31,
                          DECEMBER 31, ----------------------------- APRIL 30,
                              1991      1992    1993   1994    1995    1996
                          ------------ ------  ------ ------- ------ ---------
BALANCE SHEET DATA:
Cash and cash
 equivalents.............    $  296    $   51  $  112 $ 1,106 $  408  $   649
Working capital..........     1,810     2,211   3,118   7,177  8,136    7,205
Total assets.............     5,049     6,062   9,332  16,689 18,454   27,291
Long-term debt, less
 current portion.........     4,934     5,493   5,610   7,820  3,005    3,219
Shareholders' equity
 (deficit)...............      (991)     (846)    237   5,109  9,775   11,126

- --------
(1) In 1992, the Company changed its fiscal year end from December 31 to October 31.
(2) See Note 2 of the Notes to Consolidated Financial Statements for an explanation of the computation of net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  CFM designs, manufactures and markets advanced wet processing equipment for sale to the worldwide semiconductor and flat panel display manufacturing industries. The Company was founded in 1984 and began commercial operations in 1990 following a period of technology and product development, during which time the Company's patented Full-Flow enclosed processing and Direct-Displacement drying technologies were developed. Sales of Full-Flow systems have accounted for substantially all of the Company's net sales over the last three fiscal years. Since 1991, the Company has also designed, manufactured and sold a number of systems under the Vapor-Flow trade name, including two such systems for use by flat panel display manufacturers. Because the Vapor-Flow System supports limited applications, the Company recently developed a flat panel display wet processing system based on its Full-Flow platform, and has discontinued offering the Vapor-Flow system.

  The Company has derived substantially all of its revenues from the sale of a relatively small number of its systems, which typically range in price from $0.9 million to $2.5 million. Although the Company recorded losses in certain quarters in fiscal 1993 and 1994, the Company was profitable for each of these fiscal years. While the Company has experienced profitable operations for the past seven fiscal quarters, there can be no assurance that the Company will be able to continue this quarterly profitability. The Company has significantly increased its expense levels to support its recent growth and intends to expand its sales and marketing and customer satisfaction activities worldwide and to continue to make significant investments in research, development and engineering. There can be no assurance that the Company will be able to achieve a rate of growth or level of sales in any future period commensurate with its level of expenses. Future results will depend upon a variety of factors, including the timing of significant orders, the ability of the Company to bring new systems to market, the timing of new product releases by the Company's competitors, patterns of capital spending by the Company's customers, market acceptance of new or enhanced versions of the Company's systems, changes in pricing by the Company or its competitors and the volatility of the semiconductor and flat panel display industries and of the markets served by the Company's customers.

  The Company sells its systems worldwide and records a significant portion of its sales to customers outside the United States. In fiscal 1993, 1994 and 1995 and the six months ended April 30, 1996, international sales constituted 25.3%, 51.7%, 51.7% and 43.4% of net sales, respectively. The Company's international sales have occurred in Europe, Japan, Korea and Israel. While gross margins on international sales made by the Company's Korean sales agent are frequently higher than those on other sales, the net contribution to the Company's profitability for such sales is similar to sales made in other territories due to the commissions payable in connection with such sales. However, installation costs (which impact gross margins) are typically higher with respect to international sales. The Company anticipates that international sales will continue to account for a significant portion of net sales, although the percentage of international sales is expected to fluctuate from period to period.

RESULTS OF OPERATIONS

  The following table sets forth the components of the Company's statements of income for the fiscal years ended October 31, 1993, 1994 and 1995 and the six months ended April 30, 1995 and 1996, expressed as a percentage of net sales.

                              FISCAL YEAR ENDED
                                 OCTOBER 31,       SIX MONTHS ENDED APRIL 30,
                              -------------------  --------------------------
                              1993   1994   1995       1995        1996
                              -----  -----  -----      ----        ----
Net sales...................  100.0% 100.0% 100.0%     100.0%      100.0%
Cost of sales...............   57.0   57.2   57.5       60.0        54.0
                              -----  -----  -----      -----       -----
    Gross profit............   43.0   42.8   42.5       40.0        46.0
Operating expenses:
  Research, development and
   engineering..............    6.1   13.2    7.3        8.7        10.6
  Selling, general and
   administrative...........   19.2   19.7   25.5       26.5        23.7
                              -----  -----  -----      -----       -----
    Total operating
     expenses...............   25.3   32.9   32.8       35.2        34.3
                              -----  -----  -----      -----       -----
Operating income............   17.7    9.9    9.7        4.8        11.7
Interest expense............    6.4    5.0    0.7        0.7         1.1
                              -----  -----  -----      -----       -----
Income before income taxes..   11.3    4.9    9.0        4.1        10.6
Income taxes................    3.9    1.5    3.0        1.4         3.7
                              -----  -----  -----      -----       -----
Net income..................    7.4%   3.4%   6.0%       2.7%        6.9%
                              =====  =====  =====      =====       =====

  Net Sales. Net sales increased 34.7% from $11.8 million in fiscal 1993 to $15.9 million in fiscal 1994 and 47.2% to $23.4 million in fiscal 1995. Net sales for the six months ended April 30, 1996 increased 111.1% to $19.7 million from $9.3 million for the six months ended April 30, 1995. These increases resulted primarily from increased demand for the Company's Full-Flow systems by the semiconductor industry as the Company's customers equipped new facilities or expanded facilities, resulting in multiple systems purchases by some of the Company's major customers, including new customers. With regard to the flat panel display industry, the Company sold one system in each of fiscal 1993 and 1994 and two systems in the six months ended April 30, 1996 and expects to have additional net sales in the remainder of fiscal 1996. International sales represented 25.3%, 51.7%, 51.7% and 43.4% of total net sales in fiscal 1993, 1994 and 1995 and the six months ended April 30, 1996, respectively. The number of international customers receiving shipments of the Company's systems increased in fiscal 1995 and in the six months ended April 30, 1996. The Company expects international sales to continue to represent a significant portion of its net sales as a result of the Company's planned expansion of its international marketing efforts.

  Gross Profit. Gross profit as a percentage of net sales remained substantially constant from fiscal 1993 through fiscal 1995. Efficiencies gained through increased production volume during these periods were more than offset by increased recruiting and training costs as the Company significantly increased the size of its production, installation and service staffs to support the increased level of shipments. Gross profit for the six months ended April 30, 1996 increased to 46.0% of net sales from 40.0% of net sales for the six months ended April 30, 1995. This increase was attributable to increases in sales prices, changes in product mix and manufacturing efficiencies resulting from the expansion of the Company's manufacturing facilities.

  Research, Development and Engineering. Research, development and engineering expenses increased from $0.7 million or 6.1% of net sales in fiscal 1993 to $2.1 million or 13.2% of net sales in fiscal 1994, and decreased to $1.7 million or 7.3% of net sales in fiscal 1995. Research, development and engineering expenses increased by 158.0% from $0.8 million, or 8.7% of net sales, in the six months ended April 30, 1995 to $2.1 million, or 10.6% of net sales, in the six months ended April 30, 1996. The increase in fiscal 1994 was primarily attributable to two major development projects. In 1993, the Company was awarded a contract by SEMATECH, a consortium of semiconductor manufacturers, to develop and produce an advanced semiconductor wet processing system. Early development work on this project took place during fiscal 1993, and system production, delivery and extensive process validation took place during fiscal 1994. Simultaneously in fiscal 1994, the Company also began developing an improved wet processing system for flat panel display manufacturing. This development project resulted in the production of a system which was delivered in late fiscal 1994. The decline in research, development and engineering expenses in fiscal 1995 was primarily attributable to the completion of these two major development projects early in fiscal 1995. SEMATECH provided research and development funding to the Company in the amount of approximately $1.7 million in each of fiscal 1993 and fiscal 1994. These amounts were recorded as a reduction to research, development and engineering expenses in those fiscal years. See Note 2 of the Notes to Consolidated Financial Statements. The substantial increase in research, development and engineering spending in the six months ended April 30, 1996 over the same period in the prior year is attributable to the Company's completion in March 1996 of the prototype Full-Flow system configured to process 100 wafers per vessel and the preparation and release of this system's design to the Company's manufacturing division. The first production unit of this 100-wafer system was shipped in April 1996. In addition, during the six months ended April 30, 1996, the Company incurred substantial research, development and engineering expenses in support of the development of its first Full-Flow system for use in the manufacture of flat panel displays. The first FPD system was shipped in April 1996. The Company has received orders for four other Full-Flow FPD systems for delivery during the remainder of 1996. The Company believes that a substantial investment in research, development and engineering is critical to maintaining a strong technological position and that such expenses will continue to increase in the remainder of fiscal 1996 over the 1995 level.

  Selling, General and Administrative. Selling, general and administrative expenses increased from $2.3 million or 19.2% of net sales in fiscal 1993 to $3.2 million or 19.7% of net sales in fiscal 1994, and to $6.0 million or 25.5% of net sales in fiscal 1995. Selling, general and administrative expenses increased by 89.1% from $2.5 million in the six months ended April 30, 1995 to $4.7 million in the six months ended April 30, 1996, while selling, general and administrative expenses decreased as a percentage of net sales to 23.7% of net sales in the six months ended April 30, 1996 from 26.5% of net sales in the comparable prior year period. The increase in fiscal 1994 was primarily attributable to increases in sales and marketing costs resulting from expansion of the sales and marketing staff and the formal organization of the Company's customer service function. The increases in fiscal 1995 and the six months ended April 30, 1996 resulted primarily from (i) increases in sales and marketing costs related to increased customer support, (ii) administrative costs related to increases in staff in the accounting and finance functions and (iii) legal expenses related to litigation undertaken by the Company to protect one of the Company's patents. See "Business--Intellectual Property." The Company believes that selling, general and administrative expenses, including legal expenses related to the patent litigation, will increase in fiscal 1996 and beyond, as increased personnel and sales and support expenses are expected in connection with the Company's efforts to increase its net sales.

  Interest Expense. Interest expense, net of interest income, remained approximately constant from fiscal 1993 to fiscal 1994 at $0.8 million, which represented 6.4% of net sales in fiscal 1993 and 5.0% of net sales in fiscal 1994, and decreased to $0.2 million or 0.7% of net sales in fiscal 1995. Interest expense, net of interest income, increased 190.5% from $0.1 million, or 0.7% of net sales, in the six months ended April 30, 1995 to $0.2 million, or 1.1% of net sales, in the six months ended April 30, 1996. In each of fiscal 1993 and 1994, interest expense was primarily attributable to interest of $0.7 million on the Company's obligation to two related-party limited partnerships which provided the Company with research and development funding in 1984 and 1985. The decrease in net interest expense in fiscal 1995 was primarily attributable to the elimination on November 1, 1994 of the Company's obligation to these limited partnerships. See Note 8 of the Notes to Consolidated Financial Statements. The Company incurred interest expenses due to intra-period borrowings on its revolving line of credit during fiscal 1995 and experienced a substantial increase in interest expense in the six months ended April 30, 1996 as borrowings on the Company's line of credit increased to support increased working capital requirements.

  Income Taxes. The Company's effective tax rate decreased from 34.1% of income before income taxes in fiscal 1993 to 30.6% in fiscal 1994, and increased to 33.4% in fiscal 1995. The rate for fiscal 1994 was affected by recognition of a research and development tax credit. The rate for fiscal 1995 reflects a reduction in the research and development tax credit because of lower research, development and engineering expenses. The Company recorded income tax expense at an effective rate of 35.0% of income before income taxes during the six months ended April 30, 1996.

QUARTERLY RESULTS OF OPERATIONS

  The following tables present certain unaudited consolidated quarterly financial information for each quarter in the fiscal years ended October 31, 1994 and 1995 and the first two quarters of fiscal 1996. In the opinion of the Company's management, this information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results set forth herein. Results of operations for any previous quarter are not necessarily indicative of results for any future period.

                                      FISCAL 1994                           FISCAL 1995                 FISCAL 1996
                          -------------------------------------- ------------------------------------ -----------------
                          JAN.  31 APRIL  30  JULY 31   OCT.  31 JAN. 31  APRIL  30 JULY 31  OCT.  31 JAN. 31  APRIL 30
                          -------- ---------  -------   -------- -------  --------- -------  -------- -------  --------
                                                              (IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Net sales...............   $3,808   $1,641    $4,136     $6,352  $4,171    $5,160   $6,601    $7,498  $9,611   $10,086
Cost of sales...........    1,631    1,205     2,086      4,192   2,506     3,088    3,848     4,021   5,555     5,082
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
 Gross profit...........    2,177      436     2,050      2,160   1,665     2,072    2,753     3,477   4,056     5,004
Operating expenses:
 Research, development
  and engineering.......       59      305       733      1,003     255       556      426       480   1,046     1,046
 Selling, general and
  administrative........      692      765     1,253        440   1,304     1,168    1,531     1,969   1,821     2,854
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
 Total operating
  expenses..............      751    1,070     1,986      1,443   1,559     1,724    1,957     2,449   2,867     3,900
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
Operating income
 (loss).................    1,426     (634)       64        717     106       348      796     1,028   1,189     1,104
Interest expense........      209      203       224        161      31        43       46        53      72       143
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
Income (loss) before
 income taxes...........    1,217     (837)     (160)       556      75       305      750       975   1,117       961
Income taxes (benefit)..      373     (256)      (49)       170      25       102      251       325     391       336
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
Net income (loss).......   $  844   $ (581)   $ (111)    $  386  $   50    $  203   $  499    $  650  $  726   $   625
                           ======   ======    ======     ======  ======    ======   ======    ======  ======   =======
AS A PERCENTAGE OF NET
 SALES:
Net sales...............    100.0%   100.0%    100.0%     100.0%  100.0%    100.0%   100.0%    100.0%  100.0%    100.0%
Cost of sales...........     42.8     73.4      50.5       66.0    60.1      59.8     58.3      53.6    57.8      50.4
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
 Gross profit...........     57.2     26.6      49.5       34.0    39.9      40.2     41.7      46.4    42.2      49.6
Operating expenses:
 Research, development
  and engineering.......      1.5     18.6      17.7       15.8     6.1      10.8      6.4       6.4    10.9      10.4
 Selling, general and
  administrative........     18.2     46.6      30.3        6.9    31.3      22.7     23.2      26.3    18.9      28.3
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
 Total operating
  expenses..............     19.7     65.2      48.0       22.7    37.4      33.5     29.6      32.7    29.8      38.7
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
Operating income
 (loss).................     37.5    (38.6)      1.5       11.3     2.5       6.7     12.1      13.7    12.4      10.9
Interest expense........      5.5     12.4       5.4        2.5     0.7       0.8      0.7       0.7     0.7       1.4
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
Income (loss) before
 income taxes...........     32.0    (51.0)     (3.9)       8.8     1.8       5.9     11.4      13.0    11.6       9.5
Income tax (benefit)....      9.8    (15.6)     (1.2)       2.7     0.6       2.0      3.8       4.3     4.1       3.3
                           ------   ------    ------     ------  ------    ------   ------    ------  ------   -------
Net income (loss).......     22.2%   (35.4)%    (2.7)%      6.1%    1.2%      3.9%     7.6%      8.7%    7.6%      6.2%
                           ======   ======    ======     ======  ======    ======   ======    ======  ======   =======

  Net Sales. The Company's net sales have varied significantly from quarter to quarter as a result of the relatively high average selling price of the Company's systems in relation to the amount of the Company's overall sales in any quarter, the Company's lengthy sales cycles, its customer concentration and the pattern and timing of orders received from the Company's customers. Increasing sales volume began to reduce the impact of this variability during the fiscal year ended October 31, 1995.

  Gross Profit. Installation and warranty costs are recorded as costs of sales at the time of revenue recognition based upon historical experience. These costs tend to be higher for the first system at each customer site as the training and familiarization of customer personnel represent a major portion of this activity. In addition, while gross margins on sales in Korea are frequently higher, the net contribution to the Company's profitability for such sales is similar to sales made in other territories due to the increase in selling, general and administrative expenses resulting from commissions paid on such sales. Higher sales volume, increased experience in anticipating installation and warranty expenses and the absence of major sales by commissioned sales agents resulted in a reduction in the quarterly variation in gross profit as a percent of net sales during fiscal 1995 and the six months ended April 30, 1996.

  Research, Development and Engineering. During fiscal 1994, the Company was involved in its SEMATECH and FPD development projects, which resulted in substantial research, development and engineering expenses. Expense levels in these programs were high during prototype development and testing and were relatively lower early during the planning phase and later in process validation. Research, development and engineering expenses during fiscal 1995 and the six months ended April 30, 1996 were predominantly in support of the development of a single vessel system capable of processing up to 100 8-inch wafers.

  Selling, General and Administrative. Selling, general and administrative expenses are impacted by increases in the Company's sales and marketing and finance and administration staffs and their respective activities. Certain of these activities are not necessarily recurring and therefore contribute to variability from quarter to quarter. Advertising, patent litigation costs, customer support and development activities and sales commissions each contribute to this variability. The Company expects that increased sales volume will reduce this quarter-to-quarter variability.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has funded its capital requirements through funding from two research and development limited partnerships, the sale of private equity securities and, to a lesser extent, bank borrowings and equipment leases. As of April 30, 1996 the Company had $0.6 million in cash and $7.2 million in working capital.

  Net cash used in operating activities was $2.8 million, $0.4 million, $0.4 million and $3.0 million for fiscal 1994 and 1995 and the six months ended April 30, 1995 and 1996, respectively. Increases in accounts receivable and inventories were $2.3 million and $0.8 million, respectively, in fiscal 1994 and $2.9 million and $0.4 million, respectively, in fiscal 1995. In the six months ended April 30, 1995, accounts receivable decreased by $0.3 million while inventories increased by $0.7 million. In the six months ended April 30, 1996, accounts receivable increased by $4.2 million and inventories increased by $1.7 million. Purchases of property, plant and equipment were $2.6 million, $1.3 million, $0.1 million and $2.3 million for fiscal 1994 and 1995 and the six months ended April 30, 1995 and 1996, respectively. These expenditures consisted primarily of the acquisition of the Company's manufacturing and office facility in fiscal 1994 and expenditures related to facility improvements and the establishment of the Company's applications laboratory in fiscal 1995 and the six months ended April 30, 1996.

  The Company has a relationship with a commercial bank which includes a mortgage on the Company's manufacturing and current office facility in the amount of $1.0 million, a term note in the amount of $0.2 million, a term loan facility in the amount of $1.1 million used to finance the Company's applications laboratory and a revolving demand line of credit which was increased from $3.0 million to $5.0 million in October 1995 and to $7.5 million in April 1996. The mortgage bears interest at an annual rate of 8.9%. The term note is secured by certain assets of the Company and bears interest at such bank's prime rate plus 1.0%. The term loan facility commenced in October 1995 and matures on November 1, 1998 with payments based upon five-year amortization and interest at a rate equal to such bank's prime rate plus 0.25%. The line of credit is secured by a first lien on substantially all of the Company's assets with advances of up to 80% of qualified accounts receivable and 25% of qualified purchase orders up to a sub-limit of $2.5 million at an interest rate equal to such bank's prime rate. As of April 30, 1996, $5.3 million was outstanding under the Company's line of credit.

  The Company also has mortgage notes payable to the Pennsylvania Industrial Development Authority in the amount of $0.6 million bearing interest at 2.0% and to the Chester County Development Council in the amount of $0.1 million bearing interest at 5.0%.

  The Company has leased a 38,400 square foot office facility in the same industrial park as its owned manufacturing facility and has incurred approximately $0.6 million in expenses to outfit and furnish such facility, which houses the Company's engineering, customer satisfaction, sales and marketing and administration functions. The Company has also incurred approximately $0.2 million in expenses related to the expansion of its manufacturing facilities and approximately $0.1 million in expenses related to the improvement of the Company's information processing infrastructure. The Company has incurred commitments totaling approximately $0.4 million for equipment for use in the Company's applications laboratory and for computer hardware and software to support its engineering design functions.

  The Company had outstanding accounts receivable of approximately $8.9 million and $13.1 million as of October 31, 1995 and April 30, 1996, respectively. No allowance for doubtful accounts receivable has been recorded because the Company believes that all such accounts receivable are fully realizable.

  The Company believes that existing cash balances and its available line of credit, as well as the net proceeds from this offering, will be sufficient to meet the Company's cash requirements during the next 12 months. However, depending upon its rate of growth and profitability, the Company may require additional equity or debt financing to meet its working capital requirements or capital expenditure needs. There can be no assurance that additional financing, if needed, will be available when required or, if available, will be on terms satisfactory to the Company.

                                   BUSINESS

  The Company designs, manufactures and markets advanced wet processing equipment for sale to the worldwide semiconductor and FPD industries. The Company believes that its patented Full-Flow enclosed processing and Direct-Displacement drying technologies enable it to provide wet processing systems that address a variety of limitations inherent in conventional systems, including wet benches and spray tools, resulting in a significantly lower COO for the Company's Full-Flow systems. The Company's customers include: GEC Plessey, LG International, Motorola, National Semiconductor, Samsung, SGS-Thomson, Siemens, Texas Instruments and Tower Semiconductor.

INDUSTRY BACKGROUND

  Market Overview

  The worldwide market for semiconductors has experienced significant growth in recent years and, according to VLSI Research Inc. ("VLSI"), exceeded $153 billion in 1995. VLSI projects this market to reach approximately $349 billion by 2000. Increasing demand for ICs has resulted from the growth of existing markets, the emergence of new markets such as wireless communications, mobile computing and multimedia, and the increasing use of microprocessors in many common consumer products such as automobiles, kitchen appliances and audio/video equipment. This increased demand has been driven in large part by the semiconductor industry's ability to provide increasingly complex, higher performance ICs at a declining cost per function and with lower power consumption. These improvements in the ratio of price to performance have been driven generally by advancements in semiconductor process technology, which have enabled the cost-effective production of high density ICs with linewidths below 0.5 micron.

  In response to the growing demand for ICs, semiconductor manufacturers are increasing capacity by expanding and updating existing fabs and constructing new fabs. According to VLSI, the semiconductor capital equipment market has grown from an estimated $2.2 billion in 1980 to $30.9 billion in 1995. VLSI further estimates that sales of wet processing equipment represented $1.4 billion of this market in 1995. Moreover, based on industry data, the Company believes that there are more than 110 fabs under construction, under expansion or scheduled to commence construction. The increasing complexity of ICs has resulted in an increase in both the number and cost of process tools (such as steppers, etchers, furnaces and wet processors) required to manufacture semiconductors. In a typical fab in the 1980s, the cost of equipment represented approximately 50-55% of the total facility costs. Today, the total cost of an advanced fab can exceed $1 billion, of which equipment costs can account for 65-75%. Recently, a number of semiconductor manufacturers have experienced a reduction in order growth and, in a few instances, a reduction in overall orders. These events have caused certain semiconductor manufacturers to postpone or cancel equipment deliveries to previously planned expansion or new fab construction projects.

  Semiconductor manufacturers place great pressure on process equipment manufacturers to decrease the COO of their products. The principal elements of COO are yield, throughput, capital costs and direct costs. Yield is primarily determined by contamination levels and process uniformity. Throughput is primarily a function of the time required to complete a process cycle and the handling time between process steps. Capital costs include the cost of acquisition and installation of the process equipment. Direct costs primarily include consumables used in the manufacturing process and costs of cleanroom space occupied by the equipment. Semiconductor device manufacturers must also address environmental costs such as water usage and costs related to the control and disposal of chemical waste and emissions associated with operating a fab. Maintaining an acceptable level of COO becomes increasingly challenging as manufacturing processes become more complex and process tolerances narrow.

  Wet Processing in Semiconductor Manufacturing

  The manufacture of semiconductors requires a large number of complex process steps during which layers of electrically insulating or conducting materials are created or deposited on the surface of a silicon wafer. Before and after many of these steps, it is necessary to clean, etch, strip or otherwise condition the surface of the wafer in order to remove unwanted material or surface contamination in preparation for a subsequent process step.

SEMATECH has estimated that up to 300 fabrication steps are required to manufacture advanced logic ICs, and that approximately 50 of these steps are accomplished by wet processing.

  The following table identifies the typical wet processing steps in semiconductor manufacturing.

- ---------------------------------------------------------------------------------------------------
CRITICAL CLEANING APPLICATIONS       CRITICAL ETCHING APPLICATIONS   PHOTORESIST STRIP APPLICATIONS





  Initial wafer clean                Silicon oxide etch
  Pre-diffusion clean                Polysilicon etch                Aqueous chemistry resist strip/
  Pre-oxidation clean                Silicon nitride etch            post-ash clean
  Pre-thin films deposition clean                                    Solvent chemistry resist strip/
  Post-CMP clean                                                     post-ash clean
  Solvent chemistry clean
- ----------------------------------------------------------------------------------------------------

  The above wet processing steps have traditionally been accomplished using wet benches and spray tools. Advanced wet benches utilize a succession of open chemical baths and extensive robotic automation to move wafers from one chemical or rinse bath to the next. Spray tools subject wafers to sequential spray applications of chemicals as the wafers are spun inside an enclosed chamber. The Company believes that these traditional wet processing methods are subject to a number of inherent limitations, including:

    Particle Contamination. Submicron ICs are extremely sensitive to small amounts of particle contamination which can result in poor device performance or even failure. As device geometries become smaller, the reduction of particle contamination has become an increasingly critical factor in maximizing yield. Open-bath wet benches are exposed to the cleanroom environment and therefore are susceptible to external contamination. Since particles tend to reside on the surfaces of liquids due to surface tension, the movement of wafers in and out of liquids can result in the transfer of particles to the wafer surfaces through a "skimming" effect. The tendency to add particles from air-liquid transitions is inherent in wet benches due to multiple immersions and withdrawals and in spray processing where each spray droplet striking the wafer surface can act as a separate miniature immersion and withdrawal.

    Watermark Defects and Native Oxide Growth. Both wet benches and spray tools subject the surface of wafers to repeated wetting and evaporative drying, creating watermark defects and oxidation on the silicon surface that can significantly impact device performance and interfere with subsequent process steps.

    Process Control Limitations. Process liquids in wet benches and spray tools are subject to evaporation and absorption of atmospheric gases. As a result, it is difficult to achieve precise repeatability of process results. Additionally, wafers in a wet bench must be robotically transferred from bath to bath through the cleanroom atmosphere. This gap in processing during transport adds variability due to the effects of wafer exposure to the cleanroom atmosphere.

    Large Physical Size. The cost of cleanroom space is a significant component in the overall COO calculation for a specific piece of equipment. Wet benches configured for the multiple-step wet processes required by many manufacturers can be up to 30 feet in length. Increases in process complexity or in wafer size will likely require even larger wet benches.

    Environmental Impact. Due to the large volume of the open baths which comprise a wet bench and the need for multiple wet processing steps to manufacture increasingly complex ICs, wet benches typically consume large quantities of water during processing. A typical wet bench can consume more than 20 gallons of water per wafer, and a recent study has estimated that water costs can comprise up to one-third of the total cost of cleaning. Additionally, in many wet bench processes, large amounts of chemicals are utilized. The open nature of the baths in a typical wet bench necessitates expensive ventilation and filtration systems in order to remediate chemical fume emissions. As a result, municipalities and environmental authorities are increasingly concerned by water consumption and chemical fume emissions by fabs.

  Due to the continuing reduction of semiconductor device geometries and the escalating cost of leading edge fabs, the Company believes that semiconductor manufacturers are becoming increasingly sensitive to the foregoing limitations inherent in traditional wet processing methods.

THE CFM SOLUTION

  The Company's systems are based on its proprietary Full-Flow wet processing technology and are used to perform various cleaning and etching process steps in the manufacture of semiconductors and FPDs. In the Company's Full-Flow wet processing system, up to 100 wafers automatically load into a fully-enclosed, flow-optimized vessel that has a lower fluid inlet and an upper fluid outlet. Once a selected process is begun, the vessel is completely filled with fluid at all times, with fluids flowing through the vessel one directly after another without exposing the wafers to air.

                  CFM FULL-FLOW VESSEL MODULE AND AUTOMATION

 [DIAGRAM APPEARS HERE, DEPICTING A CFM FULL-FLOW VESSEL MODULE AND AUTOMATION AND POINTING OUT SEVERAL COMPONENTS OF THE MODULE, INCLUDING THE VESSEL, THE
   VESSEL MODULE, THE PRE-LOAD WAFER STATIONS AND THE WAFER LOADING ROBOT.]

  The Company believes that its patented Full-Flow enclosed processing and Direct-Displacement drying technologies result in superior process performance and lower COO by offering the following advantages over conventional wet processing systems:

    Reduced Particle Contamination. Full-Flow processing takes place in a fully-enclosed processing vessel which isolates the wafers from the external cleanroom environment and associated contaminants. Additionally, particle contamination through particle skimming is substantially reduced. Since the Full-Flow system is capable of directly displacing one chemical or rinse step with the next without draining the vessel, it can eliminate the air-liquid interfaces (where particles tend to reside) that normally occur in wet benches and spray tools. The wafers are kept completely immersed in fluid until they are ready to be dried using the Company's patented in situ Direct-Displacement drying technology.

    Substantial Elimination of Watermark Defects and Native Oxide Growth. The formation of watermarks is substantially eliminated through the prevention of water evaporation from the wafer surface.

  Once the chemical treatment of the wafers is completed, drying is accomplished using CFM's patented Direct-Displacement drying technology. With this technique, the final rinse water is directly displaced with highly purified isopropyl alcohol ("IPA") vapor and substantially all water is forced off the surface of the wafer before it is exposed to an air environment. Additionally, native oxide growth is suppressed by degassifying the water immediately before it enters the vessel. Since the vessel itself is totally enclosed, the ultra pure water in the vessel is not able to absorb oxygen and carbon dioxide from the cleanroom environment. As a result, the gas content of the water at the surface of the wafers is much lower than that typically found in a wet bench or spray tool.

    Tight Process Control. Process precision and repeatability result in large part from the ability to control accurately the physical and chemical properties of the processing liquids as well as the transition between process steps. Full-Flow processing is performed in a completely enclosed vessel, thereby substantially reducing variability of the processing liquids such as water and chemical evaporation and absorption of atmospheric gases. Additionally, because one process liquid directly displaces the previous one, there is no gap in time and no exposure to the cleanroom atmosphere between process steps.

    Cleanroom Space Savings. The Full-Flow system has been designed to consume a minimum amount of cleanroom space. System support modules can be located outside the cleanroom and away from the main system. In many fabs, this means that these support modules can be located in the basement, further reducing the amount of square footage that is required on the main floor of the fab where space is at a premium. A dual vessel Full-Flow system capable of processing 100 8-inch wafers in each of two vessels requires only 13 linear feet of cleanroom wall space and no direct usage of cleanroom floor space when flush-mounted. This is significantly less than the space requirements of a wet bench with similar processing capabilities, which the Company believes can require up to 350 square feet of total floor space and approximately 35 linear feet of cleanroom wall space.

  COMPARISON OF FULL-FLOW DUAL VESSEL SYSTEM WITH TRADITIONAL WET BENCH SYSTEM

  [DIAGRAM APPEARS HERE, DEPICTING A SCHEMATIC OF A CFM FULL-FLOW DUAL VESSEL SYSTEM NEXT TO A WET BENCH SYSTEM. THE DIAGRAM SHOWS THAT THE BULK OF THE FULL-FLOW SYSTEM'S MODULES MAY BE LOCATED OUTSIDE OF THE CLEANROOM, RESULTING IN LESS
 TOTAL CLEANROOM FLOOR SPACE BEING OCCUPIED AS COMPARED WITH A WET BENCH WITH SIMILAR PROCESSING CAPABILITIES. THE DIAGRAM INCLUDES THE APPROXIMATE DIMENSIONS
                  OF THE FULL-FLOW SYSTEM AND THE WET BENCH.]

    Environmental Advantages. The Company believes that the Full-Flow system utilizes less than one-half of the water required by traditional wet bench systems performing similar processing steps because most of the water in wet bench systems flows around the wafer carrier rather than across the surface of the wafers. In the Company's flow-optimized Full-Flow systems, substantially less water is lost as bypass flow. The fully-enclosed Full-Flow system also reduces the amount of process chemicals consumed and the equipment and related costs of remediation of chemical fume emissions associated with traditional wet processing.

STRATEGY

  The Company's objective is to become a leading supplier of advanced wet processing equipment to the worldwide semiconductor and FPD industries. The Company intends to achieve this objective by focusing on the following key elements of its strategy.

  Increase Current Market Share. The Company seeks to continue to expand its share of the semiconductor critical cleaning and etching wet processing market through significant expansion of its sales and marketing and customer satisfaction efforts. The Company also intends to continually improve its existing Full-Flow platform in order to offer enhanced technical capabilities and lower COO benefits for currently served critical wet processing applications. For example, in April 1996, the Company shipped a new version of its Full-Flow system that doubles the throughput and capital productivity of its predecessor system by enabling the processing of up to 100 8-inch wafers in a single vessel. Other development projects are underway to further increase the throughput and capital productivity of future versions of the Full-Flow system.

  Leverage Full-Flow Platform. The Company intends to leverage its Full-Flow platform to address additional wet processing applications in the semiconductor manufacturing process where it believes its proprietary Full-Flow technology can provide important benefits over competing wet processing technologies. By basing new process applications on this platform, the Company is able to focus primarily on the development and optimization of the applications' process recipes, which the Company believes significantly reduces the time and cost associated with entering new wet processing market segments. Additional wet processing applications identified by the Company include solvent-based cleaning and photoresist stripping, in which CFM's fully-enclosed Full-Flow processing vessel would provide the important benefit of controlling chemical fume emissions.

  Penetrate FPD Market. The Company intends to continue to develop wet processing equipment for use in the fabrication of FPDs. The Company believes that its Full-Flow platform is particularly well-suited for cleaning and precise etching applications in the manufacture of FPDs due to its advanced process capabilities, its significantly lower use of water and chemicals relative to comparable wet bench processes and its substantially smaller footprint which saves increasingly valuable cleanroom floor space. The Company believes that the FPD market represents a significant opportunity for increasing sales of its systems, as evidenced by its recent shipments of Full-Flow systems to Xerox and Motorola and its recent receipt of equipment orders from LG International. The Company believes that further validation of the applicability of the Company's Full-Flow technology to the FPD manufacturing process was provided in February 1996, when the Company was selected by the United States Display Consortium (the "USDC") to develop an advanced wet processing system for use in the manufacture of future generation FPDs.

  Focus on Customer Satisfaction. The Company believes that its commitment to customer satisfaction has been a critical factor in its success to date. To ensure a high level of customer satisfaction, the Company provides comprehensive customer service and support, thorough customer training and ongoing process consultation. The Company has already developed a comprehensive customer service and support organization, and intends to continue to invest in this area by locating direct sales and service staff in Europe and East Asia in 1996. The Company also intends to increase the utilization of its applications laboratory to design and test new processes and equipment features and to provide customer training services.

  Continue Commitment to Worldwide Markets. The Company believes that its long-term success is substantially dependent on its ability to compete on a worldwide basis. As such, the Company intends to continue to focus on expanding its sales activities in each of the primary worldwide markets for semiconductor and FPD capital equipment. To date, the Company has achieved considerable success in selling to customers outside the United States, with such customers accounting for approximately one-half of its net sales in each of the last two fiscal years and approximately 43% of its net sales in the six months ended April 30, 1996. The Company intends to build upon this success in 1996 and has hired direct sales personnel covering Europe and East Asia in support of this intent.

PRODUCTS

  The Company's systems are based on its proprietary Full-Flow wet processing technology and are used to perform various cleaning and etching process steps in the manufacture of semiconductors and FPDs.

  The Full-Flow Product Platform

  The Company's proprietary Direct-Displacement drying technology is embodied in its Full-Flow platform, which principally consists of a fully-enclosed processing vessel incorporating megasonic technology and associated systems software, hardware and control electronics. Megasonic technology utilizes high frequency sonic energy to enhance particle removal from the surface of semiconductor wafers and FPD substrates during wet processing, enabling a quicker process cycle and a significant reduction in the quantity of process chemicals used. The Company believes that its Full-Flow platform offers significant improvements in process performance and a lower COO relative to competing technologies. Conventional wet bench processes used for many wet processing applications rely on a succession of open chemical baths and extensive robotic automation to move semiconductor wafers or FPD substrates from one chemical bath to the next, which exposes them to contamination.

  In the Company's Full-Flow systems, wafers or FPD substrates are loaded automatically into a fully-enclosed, flow-optimized processing vessel that has a lower fluid inlet and an upper fluid outlet. They are completely isolated from cleanroom air and accompanying contaminants as a succession of process fluids are introduced into the processing vessel one directly after another, flowing over the wafers or substrates to complete the desired process application. Once processing is completed, wafers or substrates are dried in situ using the Company's patented Direct-Displacement drying process. With this technique, the final rinse water is directly displaced with highly purified IPA vapor and substantially all water is forced off the surface of the wafers or substrates before they are exposed to an air environment. This process substantially eliminates evaporative drying defects such as watermarks, inhibits native oxide growth and significantly reduces particle contamination compared to competing technologies, where the wafers or substrates are exposed to evaporative drying within the cleanroom atmosphere prior to completion of the drying process. The optimized flow characteristics of the Full-Flow processing vessel and the advanced process control and monitoring capabilities of the Full-Flow platform provide process uniformity and repeatability. Also, the Company's Full-Flow systems can be flush-mounted in the cleanroom wall, with the majority of the floor space needed by the system components located outside the cleanroom environment. Due to this flush-mounting and the Full-Flow system's comparatively smaller size, it requires significantly less expensive cleanroom floor space than competing wet bench systems. The Company's Full-Flow systems are based on a modular design and can be configured to accomplish a broad range of wet processing applications using a variety of process and support modules offered by the Company. By basing new process applications on its proprietary Full-Flow platform, the Company can focus primarily on the development and optimization of the applications' process recipes, which the Company believes significantly reduces the time and cost associated with developing new products to address additional market opportunities.

  The following tables list the Company's product offerings.

                     CFM FULL-FLOW PLATFORM CONFIGURATIONS


   FULL-FLOW MARKETS       CONFIGURATION         CAPACITY           LIST PRICE RANGE
- -------------------------------------------------------------------------------------
   Semiconductor           Single vessel          50 wafer         $0.9 - 1.2 million
                           Single vessel         100 wafer         $1.0 - 1.3 million
                           Dual vessel           100 wafer         $1.2 - 1.6 million
                           Dual vessel           200 wafer         $1.5 - 2.0 million
- -------------------------------------------------------------------------------------
   Flat panel display      Single vessel          50 panel         $1.5 - 1.7 million
                           Dual vessel           100 panel         $1.7 - 2.5 million
- -------------------------------------------------------------------------------------

                   CFM FULL-FLOW SYSTEM MODULES AND FEATURES

  STANDARD MODULES AND FEATURES

  Vessel Module                    Includes a single, fully-enclosed
                                    process vessel for chemical, rinse
                                    and drying processes
  Control Module                   Generates, receives and interlocks all
                                    control signals required to operate
                                    the system hardware
  Injection Module                 Measures and dispenses the appropriate
                                    amount of each chemical concentrate
                                    into the deionized water
  IPA Recovery Module              Generates and subsequently reclaims
                                    and repurifies processed IPA vapor
                                    for Direct-Displacement IPA drying
  Deionized Water Mixing Module    Blends combinations of hot and cold
                                    deionized water together to meet
                                    process recipe requirements
  Transfer Automation              Loads and unloads wafers and FPD
                                    substrates to and from the Full-Flow
                                    process vessel
  Touch Screen Graphical Interface Provides operator control of the system through a user-friendly
                                    graphics touch screen interface

  OPTIONAL MODULES AND FEATURES

  Pumping Module                   Circulates, heats, filters, dispenses
                                    and recovers a mixture of sulfuric
                                    acid and ozone used to remove organic
                                    contamination and to perform
                                    photoresist stripping and post-ash
                                    cleans
  Ozone Module                     Generates ozone for use in the Pumping
                                    Module
  Selective Etch Module            Circulates, heats, filters, dispenses
                                    and recovers chemicals used in
                                    selective etching processes
  Tri-Dispense Module              Supplies a user-selectable mixture of
                                    concentrated chemicals to the
                                    Selective Etch Module
  Degassifier Module               Removes entrained bubbles and
                                    dissolved oxygen from the deionized
                                    water supply for improved process
                                    control
  Mini-environment                 Encloses the wafers and automation in
                                    a Class 1 environment
  Megasonic Capability             Provides high-power, high-frequency
                                    sonic energy for enhanced cleaning
                                    capability
  Sonic Flow Meters                Measures deionized water flow using a
                                    non-contact sonic energy method
  Deionized Water Heater           Generates a continuous supply of hot
                                    deionized water for use by the Full-
                                    Flow system
  Deionized Water Reclaim System   Incorporates drain valving and
                                    software to divert deionized water to
                                    a reclaim system
  Uninterruptable Power Supply     Supplies up to 30 minutes of back-up
                                    power to the Full-Flow system in the
                                    event of a facility power failure
  Dilute Chemistries               Allows the user to switch solution
                                    concentration operating ranges
                                    without affecting standard
                                    chemistries
  Core Maintenance                 Provides touch screens and keyboards
                                    used primarily for maintenance
                                    functions in remote locations
  SMIF Automation Interface        Integrates Standard Mechanical
                                    Interface robotics and wafer handling
                                    equipment with the Full-Flow system
  GEM 3.0 Compliance Software      Allows the fab's host computer control
                                    system to interface with the Full-
                                    Flow system for transfer of critical
                                    process information
  Emulation Package Software       Simulates the actual operation and
                                    command signals of the Full-Flow
                                    system
  Data Logging Software            Records significant system events
                                    including alarms, interlocks, process
                                    states and operator actions
- -------------------------------------------------------------------------------

  Semiconductor Manufacturing Applications

  The Company first introduced its Full-Flow systems for use in semiconductor manufacturing research and development facilities in 1988, and shipped its first systems for use in semiconductor production lines in 1990. To date, the Company has sold over 70 Full-Flow systems to more than 20 semiconductor manufacturers. Full-Flow systems can currently be configured with either one or two vessels, each of which can be designed to accommodate 4-inch, 5-inch, 6-inch or 8-inch wafers. The Company recently completed development of an enhanced Full-Flow system that doubles capital productivity by enabling customers to process up to 100 8-inch wafers per vessel, or up to 200 8-inch wafers simultaneously assuming a dual vessel configuration. This enhanced system began shipping in April 1996.

  A flush-mounted Full-Flow system configured with dual processing vessels requires approximately 170 square feet of total floor space and approximately 13 linear feet of cleanroom wall space. Assuming similar throughput capabilities and the same wet process, the Company believes that a competing wet bench system can require up to 350 square feet of total floor space and approximately 35 linear feet of cleanroom wall space. Additionally, the Company believes that its Full-Flow systems can typically achieve a greater than 50% reduction in the usage of water and chemicals compared to wet benches performing similar applications. List prices for the Company's Full-Flow systems offered for sale to the semiconductor industry range from $0.9 million to $2.0 million depending on system configuration.

  SEMATECH has estimated that up to 300 fabrication steps are required to manufacture advanced logic ICs, and that approximately 50 of these steps are accomplished by wet processing. The following table identifies the typical wet processing steps in semiconductor manufacturing and indicates those performed by the Company's Full-Flow systems (in bold).

- ----------------------------------------------------------------------------------------------------
CRITICAL CLEANING APPLICATIONS    CRITICAL ETCHING APPLICATIONS    PHOTORESIST STRIP APPLICATIONS




 INITIAL WAFER CLEAN              SILICON OXIDE ETCH
 PRE-DIFFUSION CLEAN              POLYSILICON ETCH                 AQUEOUS CHEMISTRY RESIST STRIP/
 PRE-OXIDATION CLEAN              Silicon nitride etch             POST-ASH CLEAN (FRONT-END)
 PRE-THIN FILMS DEPOSITION
 CLEAN                                                             Solvent chemistry resist
 Post-CMP clean                                                    strip/ post-ash clean (back-end)
 Solvent chemistry clean
  (back-end)
- ----------------------------------------------------------------------------------------------------

  For classification purposes, the process to fabricate a semiconductor die (without testing or packaging) is divided into two major phases referred to as "front-end" and "back-end." Front-end steps are those that are performed to fabricate individual components within an IC, such as transistors. Back-end steps are those that involve the creation of metal patterns on the wafers in order to connect these individual components to create the IC. For a high-performance logic IC, approximately 60% of the wet processing steps are front-end and the balance are back-end.

  Critical Cleaning Applications. Critical cleans are those wet processing steps that are performed in the front-end to remove surface contamination prior to performing highly sensitive fabrication steps such as gate oxidation or diffusion. The Company believes that approximately 40% of the wet processing operations in the front-end fall into this category. To date, most of the Company's Full-Flow systems have been purchased by semiconductor manufacturers for use in these applications.

  Critical Etching Applications. Wet processing is also commonly used in the front-end to etch the surface of the wafer to remove silicon dioxide or other surface material. It is generally important to tightly control the exact amount of material removed and the uniformity of the etch. The Company believes that approximately 20% of the wet processing steps in the front-end involve etching. These etching steps are often performed as part of a wet clean rather than as stand-alone operations, and as such, most of the Full-Flow systems sold by the Company to date are also performing critical etching applications.

  Photoresist Strip Applications. Photoresist stripping operations involve the removal of either virgin or ashed photoresist from the surface of wafers after a patterning step has been completed. Resist stripping is performed in both the front-end and the back-end, and the Company believes that it represents approximately 40% of the wet processing operations in each area. Front-end cleans and resist strips are generally performed with aqueous chemistries. However, back-end cleans and resist strips must be accomplished with different chemistries that utilize solvents, since front-end water-based chemistries are incompatible with the metal present on wafers in the back-end.

  In both cases, resist stripping operations are driven as much by cost as by process performance. Production shipments of the Company's enhanced throughput Full-Flow system, capable of processing up to 100 8-inch wafers per vessel, began in April 1996. For a nominally higher system sales price, this new system provides all the advantages of Full-Flow technology with double the throughput of its predecessor. Since the Full-Flow system already utilizes the chemistries required for front-end stripping, the Company believes that the throughput and other COO advantages provided by this enhanced system make it attractive for use in front-end resist strip applications. In April 1996, the Company delivered such a system for use in front-end applications including resist stripping. Other development projects are currently underway to further increase the throughput and capital productivity of future versions of the Full-Flow system.

  Future Applications. Approximately 40% of semiconductor wet processing operations are performed in the back-end and are comprised primarily of solvent-based cleans and solvent-based resist strips. The Company believes that its Full-Flow systems offer a range of attractive benefits for these applications as process requirements become more demanding and regulatory restrictions on the release of chemical fumes become more stringent. Furthermore, the Company believes that its proprietary Direct-Displacement drying method is well suited for drying wafers with complex topographies that often exist in the back-end.

  FPD Manufacturing Applications

  As consumers demand increasingly smaller and lighter electronic devices with improved functionality, the demand for FPDs continues to increase due to inherent advantages over cathode ray tubes ("CRTs") with respect to size, weight and power consumption. Users of desktop displays require high resolution which translates to increased device density on the glass of the screen. In order to support the required device density on the screen and still allow substantial light transmission through the screen (brightness), significant reductions in feature size will be required. The Company believes that the superior etch uniformity and cleaning performance possible using a Full-Flow system may enable manufacturers to meet this combined goal of device density and brightness.

  Despite substantial decreases in price, FPDs continue to be predominantly used in laptop computers and other low-volume, high-value applications. According to the Flat Panel Display Forecast Roundtable of the February 1996 USDC Business Conference (the "FPD Roundtable"), however, further decreases in FPD prices to a premium of $50 or less over the price of desktop CRT-based displays are expected to shift substantially all of the CRT market to FPDs. The FPD Roundtable anticipates that such declines in FPD prices may occur within the next 12 to 18 months. According to Stanford Resources, the market for FPDs was $8.9 billion in 1995 and is projected to grow to nearly $16 billion by 2000. Like semiconductors, FPDs are manufactured using numerous process steps, including photolithography, deposition, etching and cleaning. However, unlike semiconductor wafers, each of which may contain several hundred individual ICs, a single FPD substrate may contain as few as two laptop computer displays. Therefore, defects in the manufacturing process tend to have a much greater impact on FPD yields than on semiconductor yields.

  The Company believes that its Full-Flow platform is particularly well-suited for cleaning and etching applications in the manufacture of FPDs due to its advanced process capabilities, its significantly lower use of water and chemicals relative to competing wet bench systems and its substantially smaller footprint. The Company initially addressed the FPD market with its Vapor-Flow system, a modified version of its Full-Flow system in which the process fluids enter the process vessel via an inlet located on the bottom, like the Full-Flow system, but exit the vessel on the side, unlike the Full-Flow system in which process fluids exit at the top. The Company introduced its first Vapor-Flow system in 1990, and has sold 13 systems to seven customers, including systems to two manufacturers of FPDs.

  To address the rapidly increasing demand for FPDs, the Company has developed a high-throughput FPD processing system based on its Full-Flow platform and has discontinued offering its Vapor-Flow system. This Full-Flow FPD system, which was first shipped in April 1996, has been designed to process up to 50 FPD substrates per vessel and will be available in a dual vessel configuration capable of processing up to 100 substrates simultaneously. Each of these FPD substrates may contain up to four 10.2-inch diagonal laptop computer screens. The Company believes that this Full-Flow FPD system will address the present manufacturing requirements of most FPD manufacturers. The Company has an ongoing program to develop systems which address the FPD market's emerging requirements for increased substrate size. List prices for the Company's Full-Flow FPD products range from $1.5 million to $2.5 million depending on system configuration.

  In February 1996, the USDC awarded the Company a development contract to produce a wet processing system to support both cleaning and etching requirements during the manufacture of advanced technology FPDs. The Company will own all of the technology which is developed as a result of this contract.

CUSTOMERS

  The Company sells its systems to leading semiconductor manufacturers located in the United States, Europe and East Asia. The following is a list of certain end-user customers that have purchased one or more systems from the Company since the beginning of the 1995 fiscal year:

      GEC Plessey Semiconductors Limited     SGS-Thomson Microelectronics Srl
      LG International (America), Inc.       Siemens Microelectronics Center GmbH
      Motorola, Inc.                         Texas Instruments, Inc.
      National Semiconductor Corporation     Tower Semiconductor Ltd.
      Samsung America, Inc.


  Sales to IBM, Texas Instruments, GEC Plessey and Siemens accounted for approximately 22.6%, 17.2%, 13.1% and 10.6%, respectively, of net sales in fiscal 1995, and sales to IBM accounted for approximately 30.5% and 43.1% of net sales in fiscal 1993 and 1994, respectively. Sales to SGS-Thomson and Motorola accounted for approximately 32.3% and 23.8%, respectively, of net sales in the six months ended April 30, 1996. In addition, at April 30, 1996, orders from LG International represented approximately $11.6 million or 73.7% of the Company's backlog. The Company expects to ship the majority of these orders to a single LG International fab during 1996.

  The Company expects a significant portion of its future sales to remain concentrated within a limited number of customers. The Company's results of operations could be materially adversely affected by any loss of business from, the cancellation of orders by, or decreases in prices of systems sold to, any of its major customers. The Company's arrangements with its customers are generally on a purchase order basis and not pursuant to long term contracts. A reduction or delay in orders from any of the Company's significant customers, including reductions or delays due to market, economic or competitive conditions in the semiconductor or FPD industries, or the loss of any such customers, could have a material adverse effect upon the Company's results of operations. Recently, a number of semiconductor manufacturers have experienced a reduction in order growth and, in a few instances, a reduction in overall orders. These events have caused certain semiconductor manufacturers to postpone or cancel equipment deliveries to previously planned expansion or new fab construction projects. In February 1996, the Company experienced the cancellation of an order for one Full-Flow system and subsequently has experienced the rescheduling of delivery of several other systems as a result of these events. Certain of the Company's customers, however, have continued or accelerated the timing of their orders for additional systems in support of their growth plans. There can be no assurance, however, that industry trends will improve or that existing orders will not be canceled or postponed. While the Company actively pursues new customers, there can be no assurance that the Company will be successful in its efforts, and any significant weakening in customer demand would have a material adverse effect on the Company.

SALES AND MARKETING

  The Company sells its systems through a combination of a direct sales force, manufacturers' sales representatives, a Korean sales agent and a Japanese distributor. The Company's field service personnel support its sales force. In North America, the Company utilizes a combination of a direct sales force and manufacturers' representatives. In addition to the direct sales force at the Company's headquarters in West Chester,

Pennsylvania, the Company has direct sales personnel located in Marietta, Georgia and Austin, Texas. The Company has historically sold its products in the European market through its North American direct sales force, and has recently hired a direct salesperson in Paris, France. The Company is also devoting greater resources to expand the adoption of its products in East Asia and has recently hired a director of sales and marketing for East Asia, excluding Japan. The Company signed agreements with PK, which markets in Korea and Taiwan, and Innotech, the Company's distributor in Japan, in 1991 and 1992, respectively. The Company is continuing to evaluate expanding its sales effort in the remainder of East Asia through additional distributor or agent arrangements. The Company intends to substantially increase its expenditures during fiscal 1996 for sales and sales support.

  Although the Company believes that it has good relationships with its manufacturers' sales representatives, sales agents and distributors, there can be no assurance that these relationships will continue. In the event of a termination of any of the Company's existing representation, agency or distribution arrangements, the Company's strategy of worldwide expansion could be adversely affected.

  To date the Company's marketing efforts have principally involved advertising in trade magazines and trade show participation. The Company anticipates a substantial increase in its marketing expenditures during fiscal 1996.

CUSTOMER SATISFACTION

  The Company believes that high quality customer support, customer training and process consultation are key elements in the creation of customer satisfaction. The Company also believes that product reliability, as it is perceived by the individual customer technician, manager and executive, is strongly correlated with customer satisfaction and the resulting decisions to select the Company's technology and its products for broad application within that individual customer's area of personal authority. The Company has made substantial investments in its customer support, customer training, customer communication and reliability engineering and testing programs and intends to continue to make such investments in the future.

  The Company's customer satisfaction organization is headquartered in West Chester, Pennsylvania, with additional employees and consultants located in Arizona, California, Colorado, Idaho, New York, Oregon, Texas, Vermont, France, Germany and the United Kingdom. The Company uses local support personnel where there are multiple installed systems. Innotech and PK provide service to customers located in Japan and Korea, respectively. The Company's support personnel generally have prior technical backgrounds in the mechanical, electronic or chemical processing industries and prior experience or training in semiconductor manufacturing processes. These field personnel are supported by the Company's manufacturing and engineering personnel during system installation and initial process validation. Field support personnel also perform warranty and after-warranty service and sales support.

  The Company's products are typically sold with a 12 month warranty covering all parts and labor, which commences upon completion of installation and final acceptance.

BACKLOG

  The Company manages its production forecast using both backlog and projected system orders. The Company includes in backlog only customer purchase orders which have been accepted by the Company and for which shipment dates have been assigned within the following 12 months. Orders are generally subject to delay without penalty, but may contain cancellation penalties. As of April 30, 1995 and 1996, the Company's backlog was approximately $4.8 million and $15.7 million, respectively. All of the Company's backlog at April 30, 1995 consisted of orders for systems to be used in semiconductor manufacturing, while the backlog at April 30, 1996 was comprised of orders aggregating approximately $7.8 million for systems to be used in semiconductor manufacturing and approximately $7.9 million for systems to be used in FPD manufacturing. The Company expects a majority of the April 30, 1996 backlog to be filled during the current fiscal year. However, because of the possible changes in delivery schedules and cancellations of orders, the Company's backlog at any particular date is not necessarily representative of actual sales for any succeeding period.

RESEARCH, DEVELOPMENT AND ENGINEERING

  CFM maintains an applications laboratory in West Chester, Pennsylvania to test new equipment and processes, design new features and train customer and Company personnel. By basing new applications on its proprietary Full-Flow platform, the Company can reduce substantially the time and cost required to develop new process applications by focusing primarily on the optimization of the applications' process recipes. The Company is currently focusing its research, development and engineering efforts on equipment to support additional wet process applications such as photoresist strip processes. The Company believes that its Full-Flow systems offer a range of attractive benefits for these applications as process requirements become more demanding and regulatory restrictions on the release of chemical fumes become more stringent. In addition, the Company recently completed the development of a system capable of processing 100 8-inch wafers per vessel, or 200 8-inch wafers simultaneously, which the Company began shipping in April 1996. This configuration represents a doubling in system throughput and capital productivity compared to the predecessor system, and the Company believes that the high productivity of this new configuration in comparison to competing alternatives makes it attractive for cost sensitive applications such as front-end resist stripping. The Company is currently designing new vessels capable of processing FPDs which are larger than those processed presently. The Company believes that products with these capabilities will be available for shipment during 1997. See "Risk Factors--Dependence Upon Product Development."

  The markets in which the Company and its customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. Because of continual changes in these markets, the Company believes that its future success will depend, in part, upon its ability to continue to improve its systems and its process technologies and to develop new system applications which compete effectively on the basis of COO, including yield, throughput, capital and direct costs and system performance. In addition, the Company must adapt its systems and processes to technological changes and to support the standards required by emerging target markets. The success of new system introductions is dependent on a number of factors, including timely completion of new system designs, ultimate system performance achieved by those designs and market acceptance. There can be no assurance that the Company will be able to improve its existing systems and process technologies or develop new system applications.

  The Company's research, development and engineering expenses for the 1993, 1994 and 1995 fiscal years and the six months ended April 30, 1996 were $0.7 million, $2.1 million, $1.7 million and $2.1 million, respectively, representing 6.1%, 13.2%, 7.3% and 10.6% of net sales, respectively.

COMPETITION

  The Company faces substantial competition in its market segments from both established competitors and potential new entrants. The Company believes that the primary competitive factors in the markets in which the Company competes are yield, throughput, capital and direct costs, system performance, size of installed base, breadth of product line and customer satisfaction. The Company believes that it competes favorably with respect to each of these factors. The Company also faces the challenge posed by semiconductor and FPD manufacturers' commitment to competing technologies. Most of the Company's competitors have been in business longer than the Company, offer traditional wet processing technology, and have broader product lines, more experience with high volume manufacturing, broader name recognition, substantially larger installed bases and significantly greater financial, technical and marketing resources than the Company. In the semiconductor wet processing market, the Company competes primarily with Dainippon Screen, FSI International, Santa Clara Plastics, Steag MicroTech, SubMicron Systems, Tokyo Electron Limited and Verteq. See "Business--Intellectual Property." In the FPD wet processing market, the Company competes primarily with Dainippon Screen and Semitool. There can be no assurance that these competitors will not also develop enhancements to or future generations of competitive products that will offer price or performance features that are superior to the Company's systems or that the Company will gain market acceptance. See "Risk Factors--Acceptance by Customers of New Technology."

  The Company believes that in order to remain competitive, it must invest significant financial resources in developing new product features and enhancements and in maintaining customer satisfaction worldwide. In marketing its products, the Company will face competition from suppliers employing new technologies in order to extend the capabilities of competitive products beyond their current limits or increase their productivity. Once a manufacturer has selected a particular vendor's capital equipment, the Company believes that the manufacturer generally relies upon that equipment for a specific production line application and frequently will attempt to consolidate related capital equipment requirements with the same vendor, to the degree that such consolidation is possible. In addition, increased competitive pressure could lead to intensified price-based competition, resulting in lower prices and margins, which would materially adversely affect the Company's business and results of operations.

MANUFACTURING

  The Company's manufacturing operations are based in West Chester, Pennsylvania and consist of procurement, assembly and test engineering. The Company recently completed an expansion of its manufacturing operations, which resulted in a manufacturing facility with 250% of the production capacity of the prior facility. An additional expansion is now in the planning phase. The Company's Full-Flow systems are based upon a common set of modules, enabling the Company to reduce manufacturing costs by using a large number of common subassemblies and components. Many of the major subassemblies are purchased complete from outside sources. The Company focuses its manufacturing efforts on carefully documented assembly and integration activities which the Company has determined to be critical to the successful operation of its products. The Company was awarded a contract in 1993 by SEMATECH to design and build an advanced wet processing system for semiconductor manufacturing. As a part of that project, the Company implemented a Company-wide quality program based upon SEMATECH measurement and improvement methodologies and is presently preparing to apply for ISO 9001 certification.

  Certain of the Company's components and subassemblies are obtained from sole suppliers or limited groups of suppliers, which are often small, independent companies. Moreover, the Company believes that certain of these components and subassemblies can only be obtained from its current suppliers. The Company generally acquires such components on a purchase order basis and not under long-term supply contracts. The Company's reliance on outside vendors generally, and on sole suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing, timely delivery and quality of components. The Company has experienced and continues to experience some reliability and quality problems with certain key components and subassemblies provided by single source suppliers. Because the manufacture of certain of these components and subassemblies is a complex process and can require long lead times, there can be no assurance that delays or shortages caused by suppliers will not occur. Historically the Company has not experienced any significant delays in manufacturing due to an inability to obtain components and is not currently aware of any specific problems regarding the availability of components which might significantly delay the manufacturing of its systems in the future. However, any inability to obtain adequate deliveries or any other circumstance that would require the Company to seek alternative sources of supply or, if possible, to manufacture such components internally could delay the Company's ability to ship its systems and could have a material adverse effect on the Company.

  The Company is subject to a variety of federal, state and local laws, rules and regulations relating to the use, storage, discharge and disposal of hazardous chemicals used in its research, development and engineering activities. The Company believes that it is currently in compliance in all material respects with such laws, rules and regulations. However, failure to so comply could result in substantial liability to the Company, suspension or cessation of the Company's operations, restrictions on the Company's ability to expand at its present location or requirements for the acquisition of additional equipment or other significant expense. To date, compliance with environmental rules and regulations has not had a material effect on the Company's operations.

INTELLECTUAL PROPERTY

  The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other forms of intellectual property protection to protect its proprietary technology. The Company currently holds 12 patents in the United States, four patents in Japan, one patent in Korea and 15 patents in various European countries. The Company also has multiple patent applications pending or under evaluation in the United States and various foreign jurisdictions. Certain of these patents cover the Company's Full-Flow process and Direct-Displacement drying technologies on which the Company's current product offerings are based. While the Company believes that these patents have significant value, the Company also believes that the innovative skills, technical expertise and know-how of its personnel in applying the art reflected in these patents would be difficult, costly and time consuming to reproduce. The Company has asserted its patent rights against three defendants, Steag MicroTech, Inc., Steag Microtech GmbH Donaueschingen and YieldUP International Corp., in actions commenced in July and September 1995, respectively, in the United States District Court for the District of Delaware. The Company's complaints in these actions allege inducement of infringement and contributory infringement of one of the Company's patents and seek damage awards and to permanently enjoin further infringement. The defendants have denied infringement and have asserted, among other things, that the subject patent is invalid. In addition, one of the defendants has asserted that the patent is unenforceable. There can be no assurance that any of the claims of the patent cited in these actions will be found to be sufficiently broad to encompass the competitors' products or that the subject patent will not be found to be unenforceable or invalid during prosection of the actions. A finding of invalidity or unenforceability could result in the Company's competitors being able to develop products using the Company's proprietary technology, which in turn could have a material adverse effect on the Company. Further, there can be no assurance that any rights granted under any of the Company's patents will provide adequate protection to the Company, or that the Company will have sufficient resources to continue to prosecute its rights in the current actions or others.

  Although there are no pending lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights or any claims that the Company is infringing intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. There also can be no assurance in the event of such claims of infringement that the Company will be able to obtain licenses on reasonable terms. The Company's involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how, including the actions brought by the Company presently pending, could result in a material adverse effect on the Company's business. Adverse determinations in the current litigation or any other litigation in which the Company may become involved could subject the Company to significant liabilities to third parties, require the Company to grant licenses to or seek licenses from third parties and prevent the Company from manufacturing and selling its products. Any of these situations could have a material adverse effect on the Company.

EMPLOYEES

  As of April 30, 1996, the Company had 218 employees, of which 159 were full-time and the balance temporary or contract employees. There were 91 employees in manufacturing operations, 54 in research, development and engineering, including 9 chemical engineers, 12 in sales and marketing, 45 in customer satisfaction and field support and 16 in general administrative and finance positions. The Company plans to hire additional personnel in each of the above areas during the next 12 months.

  While the Company has generally been able to find qualified candidates to fill new positions, substantial growth throughout the semiconductor capital equipment industry has made it more difficult to recruit qualified candidates for certain positions in design, field support, testing and process engineering. Once recruited, the Company then faces the task of training and integrating new employees quickly enough to keep pace with its rapid growth. There can be no assurance that the Company will be successful in retaining or recruiting, training and integrating the necessary key personnel to support its anticipated growth, and any failure to expand these areas in an efficient manner could have a material adverse effect on the Company's results of operations.

  None of the Company's employees is represented by a labor union and the Company has never experienced a work stoppage, slowdown or strike. The Company considers its relationships with its employees to be good.

FACILITIES

  The Company conducts its manufacturing in a 26,000 square foot facility which it owns in West Chester, Pennsylvania. In January 1996, the Company commenced occupancy of a 38,400 square foot leased office building located in the same industrial park to serve as the new location for its engineering, sales and marketing, customer satisfaction and administration activities. These functions were previously located in the facility owned by the Company, which is now devoted entirely to manufacturing. The lease expires in December 2000 and includes both an option to purchase and an option for early cancellation in December 1998. While the Company believes that these facilities will be adequate to support the Company's growth through 1998, more rapid growth than presently anticipated may require that the Company secure additional space. The Company believes that suitable additional space, if needed, will be available on terms acceptable to the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the Company's directors and executive officers:

          NAME           AGE POSITION
          ----           --- --------
Christopher F.
 McConnell..............  42 Chairman of the Board of Directors
Roger A. Carolin........  40 President, Chief Executive Officer and Director
Huw K. Thomas...........  31 Executive Vice President
Alan E. Walter..........  42 Senior Vice President
Joseph Berger...........  38 Vice President--Worldwide Sales and Marketing
Heinrich S. Erhardt.....  52 Vice President--Engineering
John Posta..............  54 Vice President--Manufacturing
Lorin J. Randall........  52 Vice President--Finance, Chief Financial Officer, Secretary and Treasurer
Steven Bay..............  39 Chief Technical Officer
James J. Kim............  60 Director(1)
Brad Mattson............  41 Director
Burton E. McGillivray...  39 Director(1)(2)
Milton S. Stearns,
 Jr. ...................  72 Director(2)

- --------
(1) Member of Executive Compensation and Stock Option Committee.
(2) Member of Audit Committee.

  CHRISTOPHER F. MCCONNELL founded the Company in May 1984 and served as President and Chief Executive Officer until October 1990 when he was named Chairman of the Board of Directors. Prior to forming the Company, Mr. McConnell held various technical and marketing positions with Dow Chemical. Mr. McConnell received his BS and MS degrees in Chemical Engineering from Dartmouth College and Purdue University, respectively, and his MBA from Harvard Business School. Mr. McConnell is a named inventor on all of the Company's patents. See "Certain Relationships and Related Transactions."

  ROGER A. CAROLIN has served the Company as a director since its inception in 1984 and as President and Chief Executive Officer since October 1990. From June 1984 to October 1990 Mr. Carolin was Senior Vice President of The Mills Group, Inc., a real estate development firm. Previously, Mr. Carolin was with The General Electric Company and Honeywell, Inc. in a variety of technical positions. Mr. Carolin received his BS in Electrical Engineering from Duke University and his MBA from Harvard Business School.

  HUW K. THOMAS has been with the Company since 1986 and has served as Executive Vice President since November 1, 1995. Mr. Thomas has served the Company in a variety of technical and managerial positions, including software development manager from 1986 to 1989, project development manager from 1987 to 1991 and Vice President--Customer Satisfaction from 1991 until November 1995. Mr. Thomas received his BS in Electronic Engineering from the University of London.

  ALAN E. WALTER co-founded the Company in 1984 and currently serves as Senior Vice President, with primary responsibility for the Company's marketing efforts in the FPD industry. Prior to joining the Company, he was with the Cochrane Division of Crane Company, a producer of ultra-high purity water systems. Mr. Walter received his BS in Chemical Engineering from the University of Delaware. He is a named inventor on ten of the Company's patents.

  JOSEPH BERGER joined the Company in June 1993 and has served as Vice President--Worldwide Sales and Marketing since December 1995. Mr. Berger served as the Company's Director of Sales and Marketing from June 1995 to December 1995, and as Program Director from June 1993 to June 1995. Mr. Berger served as Director of

Sales for A.E. Staley Manufacturing Co., a manufacturer of corn sweeteners and starches, from 1990 until May 1993.

  HEINRICH S. ERHARDT joined the Company in January 1992 as Vice President-- Engineering. Prior to joining the Company, Mr. Erhardt served as Vice President of Operations for Image Storage/Retrieval Systems, a supplier of high-density data storage systems, from January to December 1991, and as President of HEA, Inc., a computer maintenance service and consulting company, from October 1989 to December 1990. Mr. Erhardt received his BS in Mechanical Engineering from City University of New York and his MS in Engineering Science from The Pennsylvania State University.

  JOHN POSTA joined the Company in October 1993 as Vice President-- Manufacturing. Mr. Posta served as a consulting engineer to the Company from August 1993 to October 1993 and as a manufacturing consultant from August 1989 to October 1993. Mr. Posta served as Vice President of Operations for Hercules Aerospace Display Systems from May 1988 to August 1989, and as Director of Manufacturing and Director of Materials for Commodore Business Machines, Inc. from September 1984 to May 1988. Mr. Posta received his BS in Industrial Management from Fairleigh Dickinson University.

  LORIN J. RANDALL joined the Company in January 1995 as Vice President-- Finance, Chief Financial Officer, Secretary and Treasurer. From May 1994 to June 1995, Mr. Randall served as the President and Chief Executive Officer of Greenwich Pharmaceuticals Incorporated, a drug development company where from September 1991 to May 1994, he served as Vice President--Finance and Chief Financial Officer. From April 1990 to March 1991, Mr. Randall served as President and Chief Executive Officer of Surgilase, Inc., a supplier of surgical laser equipment. Mr. Randall received his BS in Accounting from The Pennsylvania State University and his MBA from Northeastern University. Mr. Randall is a director of Quad Systems Corporation.

  STEVEN BAY joined the Company in April 1992 as Director of Technology and Marketing/Far East, and has served as Chief Technical Officer since September 1994. From 1990 until April 1992, Mr. Bay was employed by Bridgetek, Inc. of San Jose, California, which was the manufacturer's representative for the Company in California and the Pacific Northwest. Mr. Bay received his BA in Chemistry from St. Louis University.

  JAMES J. KIM has been a director of the Company since 1991. Mr. Kim is the founder, Chairman and Chief Executive Officer of AMKOR Electronics, a leading semiconductor assembly company. He also founded and serves as Chairman and Chief Executive Officer of The Electronics Boutique, an electronics products retailer, and as Chairman of ANAM Group, the parent of PK, the Company's Korean distributor. Mr. Kim is a director of VLSI Technology, Inc.

  BRAD MATTSON has been a director of the Company since December 1995. Mr. Mattson founded Mattson Technology, Inc., a manufacturer of semiconductor fabrication equipment, and has served as its Chief Executive Officer, President and a Director since its inception in November 1988. Mr. Mattson was the founder of Novellus, a semiconductor equipment company, and formerly served as its President, Chief Executive Officer and Chairman. He has also held executive positions at Applied Materials and LFE Corporation, both semiconductor equipment companies.

  BURTON E. MCGILLIVRAY has been a director of the Company since 1990. Since January 1994, Mr. McGillivray has served as Managing Director of First Chicago Equity Capital, a venture capital firm. From January to December 1993, Mr. McGillivray was a Chicago-based private investor, and from September 1984 to December 1992, Mr. McGillivray was employed by Continental Illinois Venture Corporation and Continental Equity Capital Corporation, serving as Managing Director of both from 1989 to 1992. Mr. McGillivray received his AB from Harvard University and his MBA from Harvard Business School. Mr. McGillivray is a member of the board of directors of Three-Five Systems, Inc.

  MILTON S. STEARNS, JR. has been a director of the Company since December 1994. Since 1972, Mr. Stearns has been President of Charter Financial Company, a corporate financial consulting company. Mr. Stearns has been a director of five public companies and a number of private ones. In addition, from 1976 to 1987, he was Chairman and Chief Executive Officer of Judson Infrared Inc., a manufacturer of infrared detectors for military and telecommunications companies. Mr. Stearns received his BS from Harvard University and his MBA from Harvard Business School.

  All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

COMPENSATION OF DIRECTORS

  The Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees. In March 1991, the Company and Mr. McGillivray entered into a Stock Option Agreement (the "McGillivray Agreement") pursuant to which the Company granted to Mr. McGillivray four-year options to purchase up to 832 shares of Common Stock, at an exercise price of $2.41 per share, for each meeting of the Board of Directors attended by Mr. McGillivray during a two year period beginning in December 1990. This agreement was amended in June 1993 to provide for additional grants of options to purchase 832 shares of Common Stock for each meeting of the Board of Directors attended by Mr. McGillivray during the period from March 1993 to December 1997. The amendment also extended the term of the options previously granted to ten years. The McGillivray Agreement was also amended in September 1994 to provide an exercise price of $7.52 per share with respect to all stock options granted under the McGillivray Agreement after January 6, 1994. In December 1994, the Company and Mr. Stearns entered into a Stock Option Agreement (the "Stearns Agreement") pursuant to which the Company granted to Mr. Stearns ten-year options to purchase up to 832 shares of Common Stock, at an exercise price of $7.52 per share, for each meeting of the Board of Directors attended by Mr. Stearns during a one year period beginning in December 1994. This agreement was amended in November 1995 to provide for additional grants of options to purchase 832 shares of Common Stock, at an exercise price of $7.52 per share, for each meeting of the Board of Directors attended by Mr. Stearns during the period from November 1995 to October 1997. Messrs. McGillivray and Stearns will continue to be compensated for their service on and attendance at meetings of the Board of Directors through stock option grants to be made pursuant to the terms of the McGillivray Agreement and the Stearns Agreement, respectively. Upon the respective terminations of the McGillivray Agreement and the Stearns Agreement, Messrs. McGillivray and Stearns will be compensated for their service on the Board of Directors pursuant to the Non-Employee Directors' Stock Option Plan described below.

  In March 1996, the Board of Directors granted options to purchase up to 3,000 shares of Common Stock to each of John N. McConnell, Sr. and Vincent L. Verdiani in connection with the appointment of these individuals as Honorary Lifetime Directors of the Company. The exercise price of these ten-year options is $7.52 per share and such options were fully exercisable on the date of grant. Honorary Lifetime Directors are not elected by the Company's shareholders, do not receive any compensation for their service as such and are not voting members of the Board of Directors.

  Also in March 1996, the Board of Directors granted to Mr. Mattson ten-year options to purchase up to 2,000 shares of Common Stock at an exercise price of $7.52 per share, which will be exercisable in full commencing on March 3, 1997. These options were granted as compensation for Mr. Mattson's service as a consultant to the Company during the term of the options. In March 1996, Mr. Mattson also received a grant of options to purchase up to 10,000 shares of Common Stock at an exercise price of $7.52 per share pursuant to the Company's Non-Employee Directors' Stock Option Plan. One-third of these options will vest on each of the first three anniversaries of the date of grant, and the options will expire upon the earlier of the tenth anniversary of their grant or twelve months after Mr. Mattson ceases to be a director of the Company.

  In the future, the Company may compensate directors for their service as directors through cash compensation, stock options or stock grants. See "Non-Employee Directors' Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended October 31, 1995 of those persons who during such fiscal year (i) served as the Company's chief executive officer or (ii) were the four most highly-compensated executive officers (other than the chief executive officer) (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL
                                 COMPENSATION        LONG TERM
                              --------------------- COMPENSATION    ALL OTHER
                                                       AWARDS
                                                    ------------
                                                     SECURITIES
   NAME AND PRINCIPAL                                UNDERLYING
   POSITION                   SALARY($)    BONUS($)  OPTIONS(#)  COMPENSATION($)
   ------------------         ---------    -------- ------------ ---------------
Christopher F. McConnell..... $103,551     $33,088        --        $4,231(1)
 Chairman of the Board of
 Directors
Roger A. Carolin.............  103,551      30,000        --         4,420(1)
 President and Chief
 Executive Officer
Huw K. Thomas................   88,551      26,697        --         1,922(1)
 Executive Vice President
Lorin J. Randall.............  101,563(2)   15,000     39,916          256(3)
 Vice President--Finance,
 Secretary and Treasurer
Alan E. Walter...............   79,800      25,588        --         3,131(1)
 Senior Vice President

- --------
(1) Consists of: (a) 401(k) plan matching contributions in the following amounts: $1,903 for Mr. McConnell; $1,813 for Mr. Carolin; $430 for Mr. Thomas; and $175 for Mr. Walter; and (b) life insurance premiums in the following amounts: $2,328 for Mr. McConnell; $2,607 for Mr. Carolin; $1,492 for Mr. Thomas; and $2,956 for Mr. Walter.
(2) Mr. Randall joined the Company in January 1995. His annual salary is
    $125,000.
(3) Consists of life insurance premiums.

  The following table contains information regarding stock option grants made to each of the Named Executive Officers during the fiscal year ended October 31, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                         ANNUAL RATES OF
                         NUMBER OF   % OF TOTAL                            STOCK PRICE
                         SECURITIES   OPTIONS                             APPRECIATION
                         UNDERLYING  GRANTED TO  EXERCISE              FOR OPTION TERM(1)
                          OPTIONS   EMPLOYEES IN   PRICE   EXPIRATION ---------------------
        NAME              GRANTED   FISCAL YEAR  PER SHARE    DATE        5%        10%
        ----             ---------- ------------ --------- ---------- ---------- ----------
Christopher F.
 McConnell..............      --         --          --          --          --         --
Roger A. Carolin........      --         --          --          --          --         --
Huw K. Thomas...........      --         --          --          --          --         --
Lorin J. Randall........   39,916       19.3%      $7.52    12/14/04  $  188,668 $  478,123
Alan E. Walter..........      --         --          --          --          --         --

- --------
(1) The potential realizable value is based on the term of the option at the time of grant (ten years). Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the relevant option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share established at the relevant grant date. These rates are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

  The following table sets forth the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers on October 31, 1995 and the aggregate gains that would have been realized had these options been exercised on October 31, 1995, even though these options were not exercised, and the unexercisable options could not have been exercised on October 31, 1995. No stock options were exercised by the Named Executive Officers during the fiscal year ended October 31, 1995.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                         OPTIONS AT FISCAL YEAR END(#)        AT FISCAL YEAR END($)(1)
                         ---------------------------------    -------------------------
        NAME              EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
        ----             ---------------   ---------------    ----------- -------------
Christopher F.
 McConnell..............        --                --                --         --
Roger A. Carolin........    192,928               --           $985,862        --
Huw K. Thomas...........     33,264               --             84,990        --
Lorin J. Randall........        --             39,916               --         --
Alan E. Walter..........        --                --                --         --

- --------

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. Calculated based on the fair market value at fiscal year end of $7.52 per share, less the exercise price. If calculated based on the assumed initial public offering price of $14.00 per share, the value of unexercised in-the-money options at fiscal year end would be $2,236,036, $300,540 and $258,656 for Messrs. Carolin, Thomas and Randall, respectively.

1992 STOCK OPTION PLAN

  The Company's 1992 Stock Option Plan (the "Option Plan") was adopted by the Company in 1992 and was amended and restated and was approved by the Company's shareholders in May 1995. The purposes of the Option Plan are to attract and retain qualified personnel, to provide additional incentives to employees and officers of and consultants to the Company and to promote the success of the Company's business. Options to purchase an aggregate of 606,250 shares of the Company's Common Stock have been granted under the Option Plan, and no additional options will be granted thereunder. The Option Plan is administered by the Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

  Each option granted under the Option Plan has a maximum term of ten years (or five years with respect to holders of more than 10% of the voting power of the Company's outstanding stock), subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Option Plan may be exercised only for fully vested shares. The exercise price of options granted under the Option Plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant (or 110% with respect to holders of more than 10% of the voting power of the Company's outstanding stock). The Executive Compensation and Stock Option Committee determines the fair market value of the Common Stock from time to time. The option exercise price is payable in cash upon the exercise of the option.

  The Committee may amend or modify the Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or unvested shares without their consent. In addition, no amendment of the Option Plan may, without the approval of the Company's shareholders, (i) modify the class of individuals eligible for participation, (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure or (iii) extend the term of the Option Plan.

ANNUAL PROFIT SHARING PLAN

  In March 1995, the Company's Board of Directors adopted an Annual Profit Sharing Plan (the "Profit Sharing Plan") pursuant to which certain eligible employees of the Company may receive annual distributions, in cash or Common Stock at the election of the employee, based upon the Company's operating profit for the most recent fiscal year. Holders of options to purchase Common Stock are not eligible to participate in the Profit Sharing Plan. For the 1995 fiscal year, $65,000 was paid to eligible employees under the Profit Sharing Plan.

1995 INCENTIVE PLAN

  In December 1995, the Company's Board of Directors adopted, and in January 1996, the Company's shareholders approved, the 1995 Incentive Plan (the "Incentive Plan"). Under the Incentive Plan, the Company is authorized to award up to 400,000 shares of Common Stock to employees of the Company and its subsidiaries. The Committee administers the Incentive Plan. Under the terms of the Incentive Plan, the Committee is required to be composed of two or more directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee has the authority to interpret the Incentive Plan and to determine and designate the persons to whom awards shall be made and the terms, conditions and restrictions applicable to each award (including, but not limited to, the price, any restriction or limitation, any vesting schedule or acceleration thereof and any forfeiture restrictions).

  The Incentive Plan contains provisions for granting various stock-based awards, including incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and Restricted Stock (as further described below). The term of the Incentive Plan is ten years, subject to earlier termination or amendment.

  Stock Options. The Incentive Plan provides for the grant of "incentive stock options," as defined in Section 422 of the Code, to employees of the Company. The Incentive Plan also provides for the grant of stock options that do not qualify as incentive stock options under the Code ("non-qualified stock options") to employees of the Company, including directors who are employees of the Company. The exercise price of any incentive stock option granted under the Incentive Plan may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Options granted under the Incentive Plan may be exercised for cash, by reduction of the number of shares of Common Stock issuable upon such exercise or, to the extent determined by the Committee, in exchange for shares of Common Stock owned by the option holder having a fair market value on the date of exercise equal to the option exercise price. The aggregate fair market value, determined on the date of grant, of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

  Under the Incentive Plan, each option is exercisable for the full amount or for any part thereof at such intervals or in such installments as the Incentive Committee shall determine at the time it grants an option. However, no award shall be exercisable with respect to any shares of Common Stock later than ten years after the date of the grant of such option. All options are non-transferable by the optionee except upon death. The shares subject to expired options or terminated options which remain unexercised become available for future grants.

  If an optionee ceases to be employed by the Company for any reason other than death, disability or retirement, any option exercisable on the date of such termination generally may be exercised for a period of 90 days from the date of such termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of employment by reason of death or retirement, any option exercisable at the date of such termination generally may be exercised for a period of one year from the date of termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of employment by reason of disability, all options outstanding at the date of such termination will become immediately exercisable and generally may be exercised for a period of one year from the date of termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of a change of control of the Company, the Incentive Plan provides that all outstanding options will become immediately exercisable.

  Restricted Stock. "Restricted Stock" consists of shares of the Company's Common Stock granted to an employee for no consideration, which will be forfeited to the Company if the grantee ceases to be an employee of the Company during a restriction period specified by the Committee at the time it grants the Restricted Stock. In the event of death or disability, the restrictions will lapse with respect to that percentage of Restricted Stock held by the grantee that is equal to the percentage of the restriction period that had elapsed as of the date of death or commencement of disability. In the event of a change of control of the Company, all restrictions on shares of Restricted Stock will lapse. Shares of Restricted Stock that are forfeited become available for future grants.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

  In December 1995, the Company's Board of Directors adopted, and in January 1996, the Company's shareholders approved, the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), under which options to purchase up to 150,000 shares of Common Stock may be granted to non-employee directors. The purposes of the Directors' Plan are to attract and retain independent directors and to strengthen the mutuality of interests between such directors and the Company's shareholders.

  The Directors' Plan is administered by the Company's Board of Directors. Under the terms of the Directors' Plan, the option exercise price shall be 100% of the fair market value of the shares on the date of grant and each option generally expires upon the earlier of twelve months after the optionee ceases to be a director of the Company or ten years.

  Each independent director elected at an annual meeting of shareholders will automatically be granted an option on the date of such meeting of shareholders to purchase 3,000 shares of Common Stock, which option will vest on the date of the next succeeding annual meeting of shareholders. Each independent director elected to fill a vacancy on the Board of Directors will automatically be granted an option on the date of election to purchase 10,000 shares of Common Stock, one-third of which shall vest on each of the first three anniversaries of the date of grant.

  Under the Directors' Plan, no award shall be exercisable with respect to any shares of Common Stock later than ten years after the date of the grant of such option. All options are non-transferable by the optionee except upon death. The shares subject to expired options or terminated options which remain unexercised become available for future grants.

  If an optionee ceases to be a member of the Board of Directors for any reason other than death, disability or retirement, any option exercisable on the date of such termination generally may be exercised for a period of 90 days from the date of such termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of Board membership by reason of death or retirement, any option exercisable at the date of such termination generally may be exercised for a period of one year from the date of termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of Board membership by reason of disability, all options outstanding at the date of such termination will become immediately exercisable and generally may be exercised for a period of one year from the date of termination or until the expiration of the stated term of the option, whichever period is shorter.

  The Board of Directors of the Company may make any amendments to the Directors' Plan which it deems necessary or advisable.

EMPLOYEE STOCK PURCHASE PLAN

  In December 1995, the Company's Board of Directors adopted, and in January 1996, the Company's shareholders approved, an Employee Stock Purchase Plan (the "Purchase Plan"), which allows all full-time employees of the Company, subject to certain limitations, to purchase shares of the Company's Common Stock at a discount from the prevailing market price at the time of purchase. Such shares may be purchased on the open market or may be newly issued shares of Common Stock. Any employee owning five percent or more of the voting power or value of the Company is not eligible to participate in the Purchase Plan. A maximum of 300,000 shares of the Company's Common Stock may be purchased under the Purchase Plan.

  An eligible employee will be able to specify an amount to be withheld from his or her paycheck and credited to an account established for him or her (the "Participation Account"). Amounts in the Participation Account will be applied to the purchase of shares of the Company's Common Stock on the termination date of each offering made under the Purchase Plan. The price for such shares will be equal to 85% of the market price of the Common Stock, as determined pursuant to the Purchase Plan. Only whole shares of Common Stock may be purchased. Amounts withheld from an employee's paycheck and not applied to the purchase of whole shares of Common Stock will, at the election of the employee, either remain credited to the employee's Participation Account or be returned to the employee.

  Upon termination of an employee's employment for any reason other than death or an approved leave of absence, all amounts credited to such employee's Participation Account shall be returned to him or her. Upon termination of an employee's employment because of death, his or her successor-in-interest shall have the right to elect before the earlier of the offering termination date or the 60th day following the employee's date of death either to withdraw the amount credited to his or her Participation Account or to apply such amounts to the purchase of Common Stock.

  The Purchase Plan is administered by the Board of Directors, which may delegate responsibility for such administration to a committee of the Board of Directors. The Board of Directors may amend or terminate the Purchase Plan at any time. The Purchase Plan is intended to comply with the requirements of
Section 423 of the Code.

  Following the date hereof, the Company intends to commence the Purchase
Plan.

401(K) PLAN

  In November 1993, the Company adopted a deferred 401(k) salary savings plan (the "401(k) Plan") for the benefit of its employees and their beneficiaries, which was amended in April 1995. Generally, any employee who has completed six months of service and is over 21 years of age is eligible to participate in the 401(k) Plan. Each eligible employee may elect to contribute to the 401(k) Plan through payroll deductions up to 15% of his or her eligible compensation. Participants are 100% vested in their contributions immediately. The Company matches contributions up to certain levels.

EMPLOYMENT CONTRACTS

  The Company has entered into a written employment agreement with Lorin J. Randall, its Vice President--Finance and Chief Financial Officer. The agreement continues until terminated pursuant to its terms. The agreement provides for a base salary of $125,000 and for such employee benefits as are made available to other employees of the Company. In addition, pursuant to the agreement, Mr. Randall received a non-qualified option to purchase 39,916 shares of Common Stock of the Company for $7.52 per share under the Company's 1992 Stock Option Plan. In the event the Company terminates the agreement without "cause" (as defined in the agreement), Mr. Randall will be entitled to continue to receive his then-current base salary for six months following such termination, or until the date he commences permanent, full-time employment elsewhere, whichever first occurs.

  Except as set forth above, the Company does not have employment agreements with any of its executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Executive Compensation and Stock Option Committee of the Company's Board of Directors was formed in November 1991 and the members of this committee are Messrs. Kim and McGillivray. Neither of these individuals was at any time during the fiscal year ended October 31, 1995 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Executive Compensation and Stock Option Committee.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY

  The Company's Articles of Incorporation, as amended, and By-Laws include provisions (i) to reduce the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by Pennsylvania law.

  At present there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1984 and 1985, the Company entered into research and development agreements with two related party limited partnerships (together, the "Partnerships"), in which the Company was the general partner. A significant number of the limited partners were also significant shareholders of the Company. In April 1987 and September 1988, the Company exercised its options to purchase the Partnerships' technologies, which resulted in an initial purchase obligation in the amount of $2,184,000. Through the end of the 1994 fiscal year, the Company had made aggregate payments of $1,612,000 to the Partnerships. On November 1, 1994, the Company exchanged 408,339 shares of Common Stock for the assets of the Partnerships, which consisted primarily of the balance of the purchase obligation. Of that number, 73,805 shares were issued to John N. McConnell, Sr. and 23,711 shares were issued to Vincent Verdiani, both of whom were directors of the Company at the time and currently serve as Honorary Lifetime Directors of the Company. See Note 8 of the Notes to Consolidated Financial Statements. John N. McConnell is the father of Christopher F. McConnell, the Chairman of the Company's Board of Directors. Two shareholders owning 31,614 shares of Common Stock acquired in connection with the November 1, 1994 exchange have objected to that transaction and its valuation, alleging that the Company breached certain duties and violated certain laws in connection therewith. The Company believes that such shareholders' objections and allegations are without merit and that any resolution of such matter will not have a material adverse effect on the Company.

  In October 1994, the Company sold 332,633 shares of Common Stock of the Company to PK, a company controlled by Mr. James Kim, a director of the Company, for $6.02 per share. PK acts as the Company's sales agent in the Republic of Korea. The Company believes that the terms of the sale of these shares of Common Stock to PK are no less favorable than could have been obtained from other large investors. During fiscal 1994 and 1995 and the six months ended April 30, 1996, sales commissions accrued by the Company pursuant to the PK sales agency agreement aggregated $430,173, $282,100 and $626,998, respectively. The terms of the commissions to PK were no less favorable than would have been obtained from unrelated third parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth, as of May 15, 1996 and as adjusted to reflect the sale of 2,200,000 shares offered by this Prospectus, information with respect to the beneficial ownership of the Common Stock of the Company by
(i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all of the directors and executive officers as a group and (v) the Selling Shareholders.

                                 SHARES
                              BENEFICIALLY              SHARES BENEFICIALLY
                             OWNED PRIOR TO               OWNED AFTER THE
                             OFFERING(1)(2)               OFFERING(1)(2)
                            ----------------- SHARES TO -----------------------
          NAME*              NUMBER   PERCENT  BE SOLD    NUMBER     PERCENT
          -----             --------- ------- --------- ------------ ----------
Christopher F.
 McConnell(3).............  1,213,619  31.9%      --       1,213,619     20.4%
Alan E. Walter............    365,896   9.6       --         365,896      6.2
James J. Kim(4)...........    347,602   9.1    33,264        314,338      5.3
P.K. Ltd. ................    306,022   8.0    33,264        272,758      4.6
 493-3 Sung Sung-Dong
 Cheon-An, Choong-Nam
 Korea, 330-300
Roger A. Carolin(5).......    276,087   6.9       --         276,087      4.5
John N. McConnell,
 Sr.(6)...................    247,779   6.5       --         247,779      4.2
Stacey Willits
 McConnell(7).............    200,645   5.3       --         200,645      3.4
Huw K. Thomas(8)..........    182,949   4.8       --         182,949      3.1
Burton E. McGillivray(9)..     43,244   1.1       --          43,244       **
David D. Kim Trust........     41,580   1.1     8,316         33,264       **
 1235 Enterprise Drive
 West Chester, PA 19380
John T. Kim Trust.........     41,580   1.1     8,316         33,264       **
 1235 Enterprise Drive
 West Chester, PA 19380
Susan Y. Kim Trust........     41,580   1.1     8,316         33,264       **
 1235 Enterprise Drive
 West Chester, PA 19380
Milton S. Stearns,
 Jr.(10)..................     38,254   1.0       --          38,254       **
Lorin J. Randall(11)......     14,969    **       --          14,969       **
Myron S. Gelbach, Jr. ....      9,979    **     3,327          6,652       **
 P.O. Box 298
 Lafayette Hill, PA 19444
Brad Mattson..............        --    --        --             --       --
All directors and
 executive officers as a
 group (13 persons)(12)...  2,567,434  61.8    33,264      2,534,170     40.3

- --------

  * Unless otherwise indicated, the business address of each shareholder named in this table is CFM Technologies, Inc., 1336 Enterprise Drive, West Chester, PA 19380.
 ** Less than 1%.
 (1) Unless otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

 (2) Based on 3,803,263 shares outstanding prior to this offering and 5,941,724 shares to be outstanding after this offering, except that shares underlying options exercisable within 60 days are deemed to be outstanding for purposes of calculating the percentage owned by the holder of such options.

 (3) Includes 38,919 shares owned by Mr. McConnell's wife, 3,154 shares owned jointly with Mr. McConnell's wife and 26,624 shares held in trust for Mr. McConnell's children.

 (4) Includes 306,022 shares owned by PK, of which Mr. Kim is, directly and indirectly, a principal shareholder. The 33,264 shares being sold in this offering are owned by PK.

 (5) Consists of 83,159 shares owned by Mr. Carolin's wife and exercisable options to purchase 192,928 shares.

 (6) Consists of 24,855 shares owned jointly with Mr. McConnell's wife, 219,924 shares held in a limited partnership of which Mr. McConnell and his wife are the sole general partners and exercisable options to purchase 3,000 shares.

 (7) Consists of 38,918 shares owned by Ms. McConnell individually, 3,154 shares owned jointly with Ms. McConnell's husband, Christopher F. McConnell, and 158,573 held in a trust for which Ms. McConnell is a trustee. Does not include shares owned by Ms. McConnell's husband individually or shares held in trust for Ms. McConnell's children, of which trusts Mr. McConnell is a trustee, all of which shares are reflected in the table as beneficially owned by Mr. McConnell.

 (8) Includes exercisable options to purchase 33,264 shares.

 (9) Includes 16,632 shares owned jointly with Mr. McGillivray's wife and exercisable options to purchase 18,296 shares.

(10) Includes 3,327 shares held in a trust of which Mr. Stearns is trustee and exercisable options to purchase 4,990 shares.

(11) Consists of exercisable options.

(12) Includes exercisable options to purchase 349,261 shares.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share. As of May 15, 1996, 3,803,263 shares of Common Stock and no shares of Preferred Stock were outstanding. The rights of the Company's capital stock are defined by the Company's Articles of Incorporation, as amended (the "Articles"), as described below, as well as by the Company's Amended and Restated By-Laws (the "By-Laws") and the Pennsylvania Business Corporation Law, as amended. The following summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Articles and By-Laws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by provisions of applicable law.

COMMON STOCK

  The holders of the Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights with respect to any series of Preferred Stock that may be issued, holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor and, in the event of a liquidation, dissolution or winding-up of the affairs of the Company, are entitled to share equally and ratably in all remaining assets and funds of the Company. The holders of the Common Stock have no preemptive rights or rights to convert shares of the Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of the Common Stock are fully paid and nonassessable by the Company.

PREFERRED STOCK

  The Company, by resolution of the Board of Directors and without any further vote or action by the shareholders, has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix from time to time the number of shares to be included in each such series and the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each such series. The ability of the Company to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of the Common Stock and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from acquiring, control of the Company. The Company has no present plans to issue any of the Preferred Stock.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Articles and By-Laws may discourage certain transactions involving a change in control of the Company. For example, the Articles contain a provision which permits the Board to issue "blank check" Preferred Stock without shareholder approval. Further, provisions of the Pennsylvania Business Corporation Law prohibit the Company from engaging in certain business combinations with a holder of 20% or more of the Company's voting securities without super-majority board or shareholder approval and allow holders of voting stock of the Company to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the Company). Fair value is defined as not less than the highest price paid by the acquiror during a certain 90-day period. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Common Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 5,941,724 shares of Common Stock issued and outstanding, of which 3,741,724 will be "restricted securities" and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Under Rule 144 as currently in effect, these restricted securities will not be eligible for public sale until at least November 1, 1996, and then will be subject to the volume limitations and other conditions imposed by Rule 144.

  In general, under Rule 144 as currently in effect, a person who has beneficially owned his or her shares for at least two years, including persons who may be deemed "affiliates" of the Company as that term is defined in the Securities Act, would be entitled to sell within any three month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume in such shares in The Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144 also permits, under ordinary circumstances, the sale of Common Stock without regard to the foregoing limitations by a person (or persons whose shares are aggregated) who is not an affiliate of the Company and who has satisfied a three year holding period requirement.

  The Company's directors, executive officers and certain shareholders, who collectively beneficially own an aggregate of 3,598,721 shares of Common Stock and options to purchase 539,881 shares of Common Stock, have agreed pursuant to certain agreements that they will not sell any Common Stock owned by them without the prior written consent of PaineWebber Incorporated for a period of 180 days from the date of this Prospectus.

  An aggregate of 1,156,250 shares of Common Stock is reserved for issuance under employee and director stock option plans. As of May 15, 1996, options with respect to 654,021 shares of Common Stock had been granted and were outstanding. See "Management--1992 Stock Option Plan, "Management--1995 Incentive Plan" and "Management--Non-Employee Directors' Stock Option Plan." The Company intends to file registration statements on Form S-8 under the Securities Act covering the shares of Common Stock subject to outstanding options and reserved for issuance under the option plans. Such registration statements are expected to be filed and become effective as soon as practicable after the effective date of the Registration Statement. Accordingly, such registered shares, unless subject to the agreements not to sell described above, will generally be freely transferable by persons other than affiliates of the Company. Sales of substantial amounts of Common Stock in the public market, or the possibility of sales thereof, could adversely affect prevailing market prices.

                                 UNDERWRITING

  The U.S. Underwriters named below, acting through PaineWebber Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Montgomery Securities as Representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the U.S. Underwriting Agreement by and among the Company, the Selling Shareholders and the Representatives (the "U.S. Underwriting Agreement"), to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have severally agreed to sell to the U.S. Underwriters, respectively, 1,698,461 shares and 61,539 shares of the Company's Common Stock, which in the aggregate equals the number of shares of Common Stock (the "U.S. Shares") set forth opposite the names of such U.S. Underwriters below:

                                                                      NUMBER OF
        UNDERWRITER                                                    SHARES
        -----------                                                   ---------
   PaineWebber Incorporated..........................................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Montgomery Securities.............................................





                                                                      ---------
       Total......................................................... 1,760,000
                                                                      =========

  In addition, the International Underwriters (together with the U.S. Underwriters, the "Underwriters"), in a concurrent offering of the Common Stock to persons outside the United States and Canada, acting through PaineWebber International (U.K.) Ltd., Donaldson, Lufkin & Jenrette Securities Corporation and Montgomery Securities, as International Representatives (the "International Representatives"), have severally agreed, subject to the terms and conditions set forth in the International Underwriting Agreement by and among the Company and the International Representatives (the "International Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the International Underwriters, 440,000 shares of Common Stock, respectively (the "International Shares").

  The U.S. Underwriting Agreement provides that the obligation of the U.S. Underwriters to purchase all of the shares of Common Stock is subject to certain conditions. The U.S. Underwriters are committed to purchase, and the Company and the Selling Shareholders are obligated to sell, all of the shares of Common Stock offered by this Prospectus, if any of the shares of Common Stock being sold pursuant to the U.S. Underwriting Agreement are purchased. The offering price and underwriting discounts and commissions under both underwriting agreements are identical. In general, the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Underwriting Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the International Underwriting Agreement and vice versa. PaineWebber International (U.K.) Ltd. is an affiliate of PaineWebber Incorporated.

  The Company and the Selling Shareholders have been advised by the Representatives that the U.S. Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such
price less a concession not in excess of $   per share. The U.S. Underwriters
may allow, and such dealers may reallow, a discount not in excess of $   per
share. After the initial public offering, the public offering price and the concessions and discounts may be changed by the Representatives.

  Each U.S. Underwriter has agreed that, as part of the distribution of the U.S. Shares, (a) it is not purchasing any U.S. Shares for the account of anyone other than a U.S. or Canadian Person and (b) it has not offered or sold, and will not offer to sell, directly or indirectly, any U.S. Shares or distribute this Prospectus to any person outside the U.S. or to anyone other than a U.S. or Canadian Person. Each International Underwriter has agreed that, as part of the distribution of the International Shares, (a) it is not purchasing any International Shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer to sell, directly or indirectly, any International Shares or distribute the International Prospectus to any person within the U.S. or Canada or to any U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters described below. As used herein, "U.S. or Canadian Person" means any individual who is a resident of the United States or Canada, any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision of either thereof (other than a foreign branch of any U.S. or Canadian Person) and any U.S. or Canadian branch of a person who is not otherwise a U.S. or Canadian Person.

  The U.S. Underwriters and the International Underwriters have entered into an Agreement Between U.S. and International Underwriters that provides for the coordination of their activities. Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The per share price of any shares so sold shall be the public offering price set forth on the cover page of this Prospectus, less an amount not greater than the per share amount of the concession to dealers set forth above. To the extent there are sales between the U.S. Underwriters and the International Underwriters, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.

  The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 330,000 additional shares of Common Stock at the initial public offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus. The U.S. Underwriters may exercise such option only to cover over-allotments in the sale of the shares that the U.S. Underwriters have agreed to purchase. To the extent that the U.S. Underwriters exercise such option, each of the U.S. Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as is approximately the percentage of shares of Common Stock that it is obligated to purchase of the total number of the U.S. Shares under the U.S. Underwriting Agreement and as shown in the table set forth above.

  The Company and the Selling Shareholders have agreed to indemnify the U.S. Underwriters and International Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Accordingly, the initial public offering price was determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price were the Company's record of operations, its current financial condition, its future prospects, the market for its products, the experience of its management, the economic conditions of the Company's industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the Underwriters by Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania.

                                    EXPERTS

  The consolidated balance sheets as of October 31, 1994 and 1995 and the consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended October 31, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in Chicago, Illinois and New York, New York, at prescribed rates.

  The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by its independent public accountants and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

  In September 1994, the Board of Directors of the Company approved the engagement of Arthur Andersen LLP as its independent public accountants and the dismissal of the Company's former auditors. The consolidated balance sheets as of October 31, 1994 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended October 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP. See "Experts." The former auditors' reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Company's financial statements which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants...................................  F-3
Consolidated Balance Sheets as of October 31, 1994 and 1995 and April 30,
 1996......................................................................  F-4
Consolidated Statements of Income for the fiscal years ended October 31,
 1993, 1994 and 1995 and the six months ended April 30, 1995 and 1996......  F-6
Consolidated Statements of Shareholders' Equity for the fiscal years ended
 October 31, 1993, 1994 and 1995 and the six months ended April 30, 1996...  F-7
Consolidated Statements of Cash Flows for the fiscal years ended October
 31, 1993, 1994 and 1995 and the six months ended April 30, 1995 and 1996..  F-8
Notes to Consolidated Financial Statements.................................  F-9

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

  After the recapitalization transactions discussed in Note 9 to the Consolidated Financial Statements are effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

Philadelphia, Pa.

May 14, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CFM Technologies, Inc.:

  We have audited the accompanying consolidated balance sheets of CFM Technologies, Inc. (a Pennsylvania corporation) and subsidiaries as of October 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CFM Technologies, Inc. and subsidiaries as of October 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1995, in conformity with generally accepted accounting principles.

                    CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                OCTOBER 31        APRIL 30
                                              ----------------  ------------
                                               1994     1995        1996
                                              -------  -------  -----------
                                                                (UNAUDITED)
                                                                -----------
                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $ 1,106  $   408    $   649
  Accounts receivable........................   5,999    8,886     13,112
  Inventories................................   3,342    3,700      5,390
  Prepaid expenses and other.................     297      184        303
  Deferred income taxes......................     193      529        592
                                              -------  -------    -------
    Total current assets.....................  10,937   13,707     20,046
                                              -------  -------    -------
PROPERTY, PLANT AND EQUIPMENT:
  Land.......................................     540      540        540
  Building and improvements..................   1,966    2,205      2,929
  Machinery and equipment....................     516    1,640      2,854
  Furniture and fixtures.....................     345      412        820
                                              -------  -------    -------
                                                3,367    4,797      7,143
  Less--Accumulated depreciation and amorti-
   zation....................................    (198)    (406)      (642)
                                              -------  -------    -------
    Net property, plant and equipment........   3,169    4,391      6,501
                                              -------  -------    -------
OTHER ASSETS:
  Deferred income taxes......................   2,305      --         --
  Patents, net of accumulated amortization of
   $41, $57 and $66..........................     221      251        252
  Other......................................      57      105        492
                                              -------  -------    -------
    Total other assets.......................   2,583      356        744
                                              -------  -------    -------
                                              $16,689  $18,454    $27,291
                                              =======  =======    =======


        The accompanying notes are an integral part of these statements.

                    CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     OCTOBER 31       APRIL 30
                                                   ---------------- ------------
                                                    1994     1995      1996
                                                   -------  ------- -----------
                                                                    (UNAUDITED)
                                                                    -----------
       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt............... $   389  $   574   $   652
  Line of credit..................................     --       --      5,250
  Accounts payable................................   1,493    2,537     3,451
  Accrued expenses................................   1,047    2,373     3,488
  Customer deposits...............................     831       87       --
                                                   -------  -------   -------
    Total current liabilities.....................   3,760    5,571    12,841
                                                   -------  -------   -------
LONG-TERM LIABILITIES:
  Long-term debt..................................   2,218    3,005     3,219
  Obligation to related party partnerships........   5,602      --        --
  Deferred income taxes...........................     --       103       105
                                                   -------  -------   -------
    Total long-term liabilities...................   7,820    3,108     3,324
                                                   -------  -------   -------
COMMITMENTS AND CONTINGENCIES (Note 16)
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value; 1,000,000
   authorized shares; no shares issued or
   outstanding....................................     --       --        --
  Common stock, no par value; 10,000,000
   authorized shares; 3,392,928, 3,803,263 and
   3,803,263 shares issued and outstanding........   6,352    9,616     9,616
  Retained earnings (deficit).....................  (1,243)     159     1,510
                                                   -------  -------   -------
    Total shareholders' equity....................   5,109    9,775    11,126
                                                   -------  -------   -------
                                                   $16,689  $18,454   $27,291
                                                   =======  =======   =======


        The accompanying notes are an integral part of these statements.

                    CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SIX MONTHS ENDED
                                     YEAR ENDED OCTOBER 31      APRIL 30
                                    ----------------------- ----------------
                                     1993    1994    1995    1995     1996
                                    ------- ------- ------- ----------------
                                                              (UNAUDITED)
NET SALES.........................  $11,840 $15,937 $23,430 $ 9,331 $ 19,697
COST OF SALES.....................    6,752   9,114  13,463   5,594   10,637
                                    ------- ------- ------- ------- --------
    Gross profit..................    5,088   6,823   9,967   3,737    9,060
                                    ------- ------- ------- ------- --------
OPERATING EXPENSES:
  Research, development and
   engineering....................      720   2,100   1,717     811    2,092
  Selling, general and
   administrative.................    2,273   3,150   5,972   2,472    4,675
                                    ------- ------- ------- ------- --------
    Total operating expenses......    2,993   5,250   7,689   3,283    6,767
                                    ------- ------- ------- ------- --------
    Operating income..............    2,095   1,573   2,278     454    2,293
INTEREST EXPENSE (including
 related party interest of $728
 annually in 1993 and in 1994)....      755     797     173      74      215
                                    ------- ------- ------- ------- --------
    Income before income taxes....    1,340     776   2,105     380    2,078
INCOME TAXES......................      457     238     703     127      727
                                    ------- ------- ------- ------- --------
NET INCOME........................  $   883 $   538 $ 1,402 $   253 $  1,351
                                    ======= ======= ======= ======= ========
NET INCOME PER SHARE..............                  $  0.35 $  0.06 $   0.34
                                                    ======= ======= ========
WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES................                    4,016   4,016    4,016
                                                    ======= ======= ========


        The accompanying notes are an integral part of these statements.

                    CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            COMMON STOCK     RETAINED
                                          -----------------  EARNINGS
                                           SHARES    AMOUNT  (DEFICIT)  TOTAL
                                          ---------  ------  --------- -------
BALANCE, OCTOBER 31, 1992................ 2,670,284  $1,818   $(2,664) $  (846)
  Exercise of stock options..............   103,948     205       --       205
  Purchase of common stock...............   (16,632)     (5)      --        (5)
  Net income.............................       --      --        883      883
                                          ---------  ------   -------  -------
BALANCE, OCTOBER 31, 1993................ 2,757,600   2,018    (1,781)     237
  Proceeds from sale of common stock.....   670,254   4,533       --     4,533
  Exercise of stock options..............     6,653       2       --         2
  Purchase of common stock...............   (41,579)   (201)      --      (201)
  Net income.............................       --      --        538      538
                                          ---------  ------   -------  -------
BALANCE, OCTOBER 31, 1994................ 3,392,928   6,352    (1,243)   5,109
  Common stock issued for services.......     1,996      15       --        15
  Exchange of common stock for
   Partnership interests (Note 8)........   408,339   3,249       --     3,249
  Net income.............................       --      --      1,402    1,402
                                          ---------  ------   -------  -------
BALANCE, OCTOBER 31, 1995................ 3,803,263   9,616       159    9,775
  Net income (unaudited).................       --      --      1,351    1,351
                                          ---------  ------   -------  -------
BALANCE, APRIL 30, 1996 (unaudited)...... 3,803,263  $9,616   $ 1,510  $11,126
                                          =========  ======   =======  =======


        The accompanying notes are an integral part of these statements.

                    CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                    YEAR ENDED OCTOBER 31         APRIL 30
                                   -------------------------  -----------------
                                    1993     1994     1995     1995      1996
                                   -------  -------  -------  -------- --------
                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net income...................... $   883  $   538  $ 1,402  $   253  $  1,351
  Adjustments to reconcile net
   income to net cash provided by
   (used in) operating
   activities--
    Depreciation and
     amortization.................      69      134      224      106       245
    Deferred income tax benefit...    (116)    (261)    (251)    (147)      (61)
    (Increase) decrease in--
      Accounts receivable.........  (1,578)  (2,326)  (2,887)     311    (4,226)
      Inventories.................  (1,141)    (809)    (358)    (720)   (1,690)
      Prepaid expenses and other
       current assets.............    (111)     (46)     (12)     109      (119)
      Other assets................    (175)      10      (94)      (7)     (397)
    Increase (decrease) in--
      Accounts payable............     815       80    1,044      380       914
      Accrued expenses............   1,011     (276)   1,311      (30)    1,115
      Customer deposits...........     564      201     (744)    (670)      (87)
                                   -------  -------  -------  -------  --------
        Net cash provided by (used
         in) operating
         activities...............     221   (2,755)    (365)    (415)   (2,955)
                                   -------  -------  -------  -------  --------
INVESTING ACTIVITIES:
  Purchases of property, plant and
   equipment......................    (137)  (2,623)  (1,311)     (95)   (2,346)
                                   -------  -------  -------  -------  --------
FINANCING ACTIVITIES:
  Net proceeds (repayments) on
   line of credit.................    (180)     --       --       --      5,250
  Payments on long-term debt......     (48)    (250)    (388)    (239)     (268)
  Proceeds from long-term debt....     --     2,212    1,241       36       560
  Proceeds from sale of common
   stock..........................     205    4,410      125      125       --
                                   -------  -------  -------  -------  --------
        Net cash provided by (used
         in) financing
         activities...............     (23)   6,372      978      (78)    5,542
                                   -------  -------  -------  -------  --------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.............      61      994     (698)    (588)      241
CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR................      51      112    1,106    1,106       408
                                   -------  -------  -------  -------  --------
CASH AND CASH EQUIVALENTS, END OF
 YEAR............................. $   112  $ 1,106  $   408  $   518  $    649
                                   =======  =======  =======  =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid for interest expense.. $   613  $   745  $   197  $    62  $    176
  Cash paid for income taxes......      98      528      730      557     1,117
SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING AND FINANCING
 ACTIVITIES:
  Machinery acquired under capital
   leases......................... $    24  $   316  $   398  $    10  $    560
  Common stock issued for stock
   subscriptions receivable.......     --       125      --       --        --
  Common stock issued for
   Partnership interests..........     --       --     3,249    3,249       --
  Common stock issued for
   services.......................     --       --        15       15       --
  Note payable issued for common
   stock purchases................     --       201      --       --        --

        The accompanying notes are an integral part of these statements.

                    CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED APRIL
                     30, 1995 AND 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS:

  CFM Technologies, Inc., formerly The CFM Technology Corporation (the Company), designs, manufactures and markets advanced wet processing equipment for sale to the worldwide semiconductor and flat panel display industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Interim Financial Statements

  The financial statements as of April 30, 1996 and for the six months ended April 30, 1995 and 1996 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results for the six months ended April 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of October 31, 1995, the Company's cash and cash equivalents consist of bank and money market accounts.

 Inventories

  Inventories are valued at the lower of first-in, first-out cost or market.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of these assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

  Depreciation and amortization are provided using straight-line and accelerated methods based on the estimated useful lives of the assets as follows:

     Building and improvements.......................................   40 years
     Machinery and equipment......................................... 3-10 years
     Furniture and fixtures.......................................... 5-10 years

  As of October 31, 1995 and April 30, 1996, the Company has construction in progress of $208,000 and $0 included in building and improvements and $772,000 and $1,151,000 included in machinery and equipment, respectively.

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)
 Patents

  The cost of patents acquired are being amortized on a straight-line basis over 17 years. Amortization expense was $9,000, $13,000, $17,000, $8,000 and $9,000 in fiscal 1993, 1994 and 1995 and the six months ended April 30, 1995 and 1996, respectively.

 Revenue Recognition

  Net sales are generally recognized upon shipment of the equipment and, if recognized prior to shipment, upon completion of customer inspection where risks of ownership are transferred to the customer. The estimated costs of equipment installation and warranty are accrued when the related sale is recognized.

 Research, Development and Engineering Expenses

  Research, development and engineering expenses are charged to expense as incurred. Research, development and engineering expenses were net of reimbursement of $1,713,000, $1,835,000, $232,000, $132,000 and $412,000 in
fiscal 1993, 1994 and 1995 and the six months ended April 30, 1995 and 1996, respectively. Engineering expenses consist of costs related to the development of new products and the integration of existing products into application-specific systems.

 Income Taxes

  The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. The Company's customer base principally comprises companies within the semiconductor industry, which historically has been volatile. The Company does not require collateral from its customers.

 Net Income Per Share

  Net income per share was calculated by dividing net income by the weighted average number of common shares outstanding for the respective period adjusted for the dilutive effect of common stock equivalents, which consist of stock options using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the twelve months immediately preceding the initial public offering, plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of common stock options, have been included in the calculation of the shares used in computing net income per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price of $14.00 per share). Pursuant to the requirements of the Securities and Exchange Commission, the calculation of shares used in computing net income per share also includes certain redeemable common stock for which the redemption provisions terminated immediately prior to the effective date of the initial public offering contemplated in this Prospectus. Historical net income per share for fiscal 1993 and 1994 is not presented as such data is not meaningful due to the accretion recorded in each year for the redeemable common stock (see Note 9).

 New Accounting Pronouncement

  The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company is required to adopt this standard for the fiscal year ending October 31, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement will have no impact on the Company's financial position or results of operations.

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)

3. ACCOUNTS RECEIVABLE:

                                                    OCTOBER 31        APRIL 30
                                               --------------------- -----------
                                                  1994       1995       1996
                                               ---------- ---------- -----------
     Billed................................... $4,881,000 $7,162,000 $10,262,000
     Unbilled.................................  1,118,000  1,724,000   2,850,000
                                               ---------- ---------- -----------
                                               $5,999,000 $8,886,000 $13,112,000
                                               ========== ========== ===========

  Unbilled receivables represent final retainage amounts to be billed upon completion of the installation process.

4. INVENTORIES:

                                                     OCTOBER 31        APRIL 30
                                                --------------------- ----------
                                                   1994       1995       1996
                                                ---------- ---------- ----------
     Raw materials............................. $2,171,000 $1,979,000 $2,314,000
     Work in progress..........................    971,000  1,721,000  3,076,000
     Finished goods............................    200,000        --         --
                                                ---------- ---------- ----------
                                                $3,342,000 $3,700,000 $5,390,000
                                                ========== ========== ==========

5. LINE OF CREDIT:

  The Company has a $7,500,000 demand line of credit with a bank. The line of credit does not have a stated maturity or expiration date, and outstanding borrowings are payable upon demand by the bank. The borrowing base related to the line of credit is based upon a certain percentage of eligible accounts receivable and customer signed purchase orders, as defined. Interest is charged at the bank's prime rate beginning in October 1995 and was charged at the bank's prime rate plus 1/2% prior to October 1995. The interest rate under the line of credit was 8.25% and 8.75% at October 31, 1994 and 1995, respectively. The line also provides for the issuance of letters of credit. As of October 31, 1994 and 1995, there were no outstanding borrowings on the line. Borrowings under the line are collateralized by substantially all of the Company's assets. The line of credit requires the Company to maintain certain financial and other covenants, including a minimum tangible net worth and minimum cash flow to debt service coverage ratio.

6. ACCRUED EXPENSES:

                                                     OCTOBER 31        APRIL 30
                                                --------------------- ----------
                                                   1994       1995       1996
                                                ---------- ---------- ----------
     Warranty and installation costs........... $  386,000 $  991,000 $1,114,000
     Payroll and payroll related...............    362,000    732,000    403,000
     Commissions...............................    205,000    250,000  1,050,000
     Other.....................................     94,000    400,000    921,000
                                                ---------- ---------- ----------
                                                $1,047,000 $2,373,000 $3,488,000
                                                ========== ========== ==========

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)
7. LONG-TERM DEBT:

                                                OCTOBER 31          APRIL 30
                                          -----------------------  ----------
                                             1994        1995         1996
                                          ----------  -----------  ----------
   Mortgage note payable to bank,
    payable in monthly installments of
    $6,250 plus interest at 8.9% through
    February 2009, collateralized by
    land and building...................  $1,075,000  $ 1,000,000    $957,000
   Mortgage note payable to Pennsylvania
    Industrial Development Authority
    (PIDA), payable in monthly
    installments of $4,294 including
    interest at 2% through August 2009,
    collateralized by land and
    building............................     627,000      632,000     610,000
   Term note payable to bank, payable in
    monthly installments of $20,000 plus
    interest at the bank's prime rate
    plus 0.25% through October 1998,
    remaining outstanding principal due
    in November 1998, collateralized by
    certain building improvements.......         --     1,200,000   1,080,000
   Mortgage note payable to Chester
    County Development Council, payable
    in monthly installments of $1,067
    including interest at 5% through
    August 2004, collateralized by land
    and building........................      98,000       91,000      86,000
   Term notes payable to bank, payable
    in monthly installments of $5,834
    plus interest at the bank's prime
    rate plus 1% through August 1999,
    collateralized by certain assets....     333,000      275,000     225,000
   Capitalized lease obligations, lease
    periods expiring at various dates
    through 2001, interest rates range
    from 7% to 12%, collateralized by
    the leased assets...................     373,000      381,000     913,000
   Other................................     101,000          --          --
                                          ----------  -----------  ----------
                                           2,607,000    3,579,000   3,871,000
   Less-Current portion.................    (389,000)    (574,000)   (652,000)
                                          ----------  -----------  ----------
                                          $2,218,000  $ 3,005,000  $3,219,000
                                          ==========  ===========  ==========

  Maturities of long-term debt as of October 31, 1995 are as follows:

     FISCAL YEAR
     -----------
     1996............................................................ $  574,000
     1997............................................................    551,000
     1998............................................................    528,000
     1999............................................................    713,000
     2000............................................................    128,000
     2001 and thereafter.............................................  1,085,000
                                                                      ----------
                                                                      $3,579,000
                                                                      ==========

  In February 1994, the Company purchased land and a building to be used as its manufacturing and office facilities. The cost of the land and building was $2,558,000, including transaction costs and additional costs to renovate the building to meet the Company's occupancy requirements. The property and improvements are subject to the three mortgage notes. The mortgage note due to PIDA contains certain financial covenants, the most restrictive of which requires minimum levels of shareholders' equity. In addition, this note bears interest at 2%, assuming the Company can create a specified number of jobs over a three-year period. If the Company fails to meet the employment commitment, the interest rate will increase to a market rate of up to 12.5%, as defined.

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)

  In fiscal 1995, the Company issued a term note to a bank in order to finance an expansion and improvements to the Company's facilities. This term note requires the Company to maintain certain financial and other covenants, including a minimum tangible net worth and minimum cash flow to debt service coverage ratio. This note also contains cross default provisions which include all outstanding debt obligations of the Company. In addition, in fiscal 1994, the Company issued several term notes to a bank in order to finance additional improvements and machinery and equipment necessary for the Company's new facility.

  The Company leases machinery and equipment and furniture and fixtures under capital leases expiring in various years through 2000. The assets and liabilities under these leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated useful lives since ownership will transfer upon lease expiration. The net book value of equipment under capitalized lease obligations as of October 31, 1995 is $412,000.

8. RESEARCH AND DEVELOPMENT LIMITED PARTNERSHIPS:

  In 1984 and 1985, the Company entered into research and development agreements with two related-party limited partnerships (the Partnerships), in which the Company was the general partner. A significant number of the individuals who were limited partners were also significant shareholders of the Company. Due to this related party relationship, the cash that was paid by the Partnerships to the Company was recorded as an obligation due to the Partnerships and interest was accrued thereon. In April 1987 and September 1988, the Company exercised its purchase options to acquire the Partnerships' technologies, which resulted in an aggregate liability of $2,184,000. The obligation due to the Partnerships increased by scheduled amounts which aggregated $5,030,000 through October 31, 1994 and were recorded as interest expense. In each of fiscal 1993 and fiscal 1994, $728,000 of interest expense was recorded. The Company made payments to the Partnerships of $1,612,000 on a cumulative basis through October 31, 1994. As of October 31, 1994, deferred taxes of $2,353,000 were recorded for differences in financial statement and income tax reporting with respect to this obligation. On November 1, 1994, the Company exchanged 408,339 shares of its common stock for the assets of the Partnerships, which consisted primarily of the Company's obligation to the Partnerships. The fair value of these common shares approximated the obligation due to the Partnerships, net of tax. Accordingly, no gain or loss was recognized as a result of this transaction.

9. SHAREHOLDERS' EQUITY:

  On December 19, 1995, the Company's Board of Directors adopted, and on January 3, 1996, the Company's shareholders approved, an increase in the number of authorized common shares from 2,000,000 to 10,000,000 and the authorization of 1,000,000 shares of no par value preferred stock. In addition, on June , 1996, the Company effected a 3.326-for-1.0 split of its common stock. All share and stock option data have been restated to reflect the authorized shares and stock split.

  Certain common shareholders had the right to require the Company to redeem their stock during certain periods and at specified prices. Immediately prior to the effective date of the initial public offering contemplated in this Prospectus, these redemption rights terminate and therefore, the related redemption amounts are included in common stock and shareholders' equity for all periods presented. The Company recorded the accretion to the redemption value of $200,000, $200,000 and zero in fiscal 1993, 1994 and 1995, respectively. The accretion was charged to common stock as the Company had an accumulated deficit at that time. These amounts are not presented separately in the statements of shareholders' equity due to the termination of the redemption rights and are included in common stock for all periods presented.

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)
  The Company and certain employee shareholders have entered into an agreement which requires, upon the death of the shareholder, that the Company purchase that number of shares which can be purchased with the proceeds from life insurance policies on these shareholders owned by the Company. The purchase price is defined in the agreement. This agreement terminates upon the closing date of the initial public offering contemplated in this Prospectus.

10. STOCK OPTIONS:

  The Company has a stock option plan (the 1992 Plan) whereby 748,423 common shares may be issued to key management personnel, directors and consultants at exercise prices not less than fair market value. The options have vesting terms set by the executive compensation and stock option committee of the Board of Directors and expire 10 years after the date of grant.


  On December 19, 1995, the Company's Board of Directors adopted, and on January 3, 1996, the Company's shareholders approved, (i) the 1995 Incentive Plan (Incentive Plan), (ii) the Non-Employee Directors' Stock Option Plan (Directors' Plan) and (iii) the Employee Stock Purchase Plan (Purchase Plan). The Incentive Plan and the Directors' Plan authorized the granting of up to 400,000 shares of common stock or options to Company employees and up to 150,000 options to purchase common stock to non-employee directors, respectively. The Purchase Plan allows eligible employees to purchase up to 300,000 shares of common stock at 85% of market, as defined. The Company will not grant any additional options under the 1992 Plan.

  The following table summarizes stock option activity:

                                                       NUMBER OF  EXERCISE PRICE
                                                        SHARES      PER SHARE
                                                       ---------  --------------
     Options outstanding at October 31, 1992..........  286,899    $ 0.24-$2.41
       Granted........................................  206,232       2.41-7.52
       Exercised...................................... (103,947)      0.24-2.41
                                                       --------
     Options outstanding at October 31, 1993..........  389,184       0.24-7.52
       Granted........................................   16,632        7.52
       Exercised......................................   (6,653)       0.24
                                                       --------
     Options outstanding at October 31, 1994..........  399,163       0.24-7.52
       Granted........................................  207,087        7.52
                                                       --------
     Options outstanding at October 31, 1995..........  606,250       0.24-7.52
       Granted........................................   48,603        7.52
       Canceled.......................................     (832)       7.52
                                                       --------
     Options outstanding at April 30, 1996............  654,021    0.24-7.52(1)
                                                       ========

- --------

  (1) The weighted average exercise price per share is $4.60.

  As of October 31, 1995, there were 337,213 options vested and exercisable. As of April 30, 1996, there were 395,360 options vested and exercisable and 507,397 stock options were available for grant under the Company's stock option plans.

11. EMPLOYEE BENEFIT PLANS:

  In fiscal 1994, the Company implemented a defined contribution retirement plan for the benefit of eligible employees. Management believes that the plan qualifies under Section 401(k) of the Internal Revenue Code. The plan provides for matching contributions by the Company at a discretionary percentage of eligible pretax contributions by the employee. Matching contributions by the Company were $27,000 and $68,000 in fiscal 1994 and 1995, respectively.

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)

  In fiscal 1995, the Company established a profit-sharing plan for the benefit of eligible employees. The plan provides for a target contribution of approximately 2% of total planned salaries and wages, with actual payments based upon certain annual performance results. In fiscal 1995, the Company recorded profit sharing expense of $65,000.

12. OTHER RELATED PARTY TRANSACTIONS:

  The Company recorded commission expense in fiscal 1994 and 1995 and the six months ended April 30, 1995 and 1996, of $430,000, $282,000, $282,000 and
$627,000, respectively, which related to commissions payable to a distributor which is also a shareholder of the Company. This distributor is controlled by an individual who is a director of the Company. See Note 8 for other related party transactions.

13. INCOME TAXES:

  The components of the income tax provision are as follows:

                                                     YEAR ENDED OCTOBER 31
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
     Current:
       Federal.................................... $546,000  $471,000  $937,000
       State......................................   27,000    28,000    17,000
                                                   --------  --------  --------
                                                    573,000   499,000   954,000
                                                   --------  --------  --------
     Deferred:
       Federal....................................  (94,000) (235,000) (244,000)
       State......................................  (22,000)  (26,000)   (7,000)
                                                   --------  --------  --------
                                                   (116,000) (261,000) (251,000)
                                                   --------  --------  --------
                                                   $457,000  $238,000  $703,000
                                                   ========  ========  ========

  Income tax expense differs from the amount currently payable because certain expenses, primarily depreciation and accruals, are reported in different periods for financial reporting and income tax purposes.

  The federal statutory income tax rate is reconciled to the effective income tax rate as follows:

                                                       YEAR ENDED OCTOBER 31
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
     Federal statutory rate..........................    34.0%    34.0%    34.0%
     State income taxes, net of federal benefit......     0.4      0.2      0.5
     Research and development credit.................     --      (3.6)    (2.4)
     Other...........................................    (0.3)     --       1.3
                                                      -------  -------  -------
                                                         34.1%    30.6%    33.4%
                                                      =======  =======  =======

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)
  The components of the net current and long-term deferred tax assets and liabilities, measured under SFAS No. 109, are as follows:

                                                               OCTOBER 31
                                                           --------------------
                                                              1994       1995
                                                           ----------  --------
     Deferred tax assets--
       Inventories........................................ $   33,000  $ 85,000
       Warranty and installation accrual..................    114,000   347,000
       Obligation to Partnerships (see Note 8)............  2,353,000       --
       Other..............................................     46,000    97,000
                                                           ----------  --------
                                                            2,546,000   529,000
     Deferred tax liability--
       Depreciation.......................................    (48,000) (103,000)
                                                           ----------  --------
         Net deferred tax asset........................... $2,498,000  $426,000
                                                           ==========  ========

14. CUSTOMER AND GEOGRAPHIC INFORMATION:

  The Company's operations are conducted in one business segment. Export net sales were $2,998,000, $8,242,000, $12,102,000, $5,640,000 and $8,555,000 in
fiscal 1993, 1994 and 1995 and the six months ended April 30, 1995 and 1996, respectively. Export net sales to Europe and East Asia were $1,556,000 and $1,442,000 in fiscal 1993, $4,625,000 and $3,617,000 in fiscal 1994,
$10,099,000 and $2,033,000 in fiscal 1995, $3,595,000 and $2,045,000 in the six months ended April 30, 1995 and $5,547,000 and $3,008,000 in the six months ended April 30, 1996, respectively.

  The following table summarizes significant customers with net sales in excess of 10% of net sales:

                                                             SIX MONTHS ENDED
                               YEAR ENDED OCTOBER 31             APRIL 30
                          -------------------------------- --------------------
     CUSTOMER                1993       1994       1995       1995      1996
     --------             ---------- ---------- ---------- ---------- ---------
      A.................. $3,616,000 $6,876,000 $5,287,000 $1,825,000 $   *
      B..................  2,314,000     *          *          *          *
      C..................     *       2,583,000     *          *      6,363,000
      D..................     *          *       3,075,000  1,421,000     *
      E..................     *          *       4,041,000     *          *
      F..................     *          *       2,490,000     *          *
      G..................  1,504,000     *          *          *          *
      H..................     *          *          *       1,695,000 4,683,000
      I..................     *          *          *       1,063,000     *
      J..................     *          *          *       1,300,000     *

     --------
     * Net sales less than 10% of net sales

15. SUPPLIER CONCENTRATION:

  The Company relies to a substantial extent on outside vendors to manufacture and supply many of the components and subassemblies used in the Company's systems. Certain of these are obtained from a sole supplier or a limited group of suppliers, many of which are small, independent companies. Moreover, the Company believes that certain of these components and subassemblies can only be obtained from its current suppliers. The Company's reliance on outside vendors generally, and on sole suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing, timely delivery and quality of components.

                 CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

     (INFORMATION AS OF APRIL 30, 1996 AND FOR THE SIX MONTH PERIODS

               ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED)

16. COMMITMENTS AND CONTINGENCIES:

  In fiscal 1995, the Company entered into a noncancelable lease effective December 1, 1995 for office facilities. Future minimum rental payments, including operating expense allocations, as of October 31, 1995 on this lease are as follows:

     FISCAL YEAR
     -----------
      1996............................................................. $485,000
      1997.............................................................  548,000
      1998.............................................................  548,000
      1999.............................................................  548,000
      2000.............................................................  548,000
      2001.............................................................   46,000

  The Company has asserted certain of its patent rights against three defendants. One of the defendants has counterclaimed against the Company, seeking a declaratory judgment that the subject patent is invalid. Although management believes that the ultimate resolution of these matters will not have a material impact on the Company's financial position or results of operations, there can be no assurance in that regard.

  Two shareholders owning 31,614 shares of Common Stock acquired in connection with the November 1, 1994 transaction with the Partnerships (see Note 8) have objected to that transaction and its valuation, alleging that the Company breached certain duties and violated certain laws in connection therewith. The Company believes that such shareholders' objections and allegations are without merit and that any resolution of such matter will not have a material adverse effect on the Company.

     "First, customer-provided wafer carriers holding 25 wafers each are mated with the wafer loading module. All the wafers are then removed from each carrier, in turn, and placed into the Full-Flow vessel. When loaded, the Full-Flow vessel is moved laterally back into the vessel module where the upper and lower inlets clamp the vessel into place, completely sealing it. At the conclusion of processing, the process is reversed and all wafers are returned to their original wafer carrier, maintaining lot traceability."

           [PHOTOGRAPH APPEARS HERE DEPICTING WAFERS SUSPENDED ABOVE
            THE FULL-FLOW VESSEL.  ALSO DEPICTED IS AN EMPTY WAFER CARRIER]


           [PHOTOGRAPH APPEARS HERE DEPICTING AN OPERATOR USING THE TOUCH SCREEN
            GRAPHICAL INTERFACE OF AN INSTALLED FULL-FLOW SYSTEM.]

      "Graphical displays provide real-time control information and process options to operators and engineers while completely isolated from dangerous processing fluids and vapors."

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
The Company..............................................................  12
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Financial Data..................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  22
Management...............................................................  36
Certain Relationships and Related Transactions...........................  44
Principal and Selling Shareholders.......................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  49
Legal Matters............................................................  51
Experts..................................................................  51
Additional Information...................................................  51
Index to Consolidated Financial Statements............................... F-1

  UNTIL    , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-
RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             2,200,000 SHARES

                  [LOGO OF CFM TECHNOLOGIES INC APPEARS HERE]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                           PAINEWEBBER INCORPORATED


                       DONALDSON, LUFKIN & JENRETTE

                         SECURITIES CORPORATION

                          MONTGOMERY SECURITIES

                                ---------------

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED MAY 17, 1996

                             2,200,000 SHARES

                                      LOGO
                                  COMMON STOCK

                                  -----------

  Of the 2,200,000 shares of Common Stock offered, 440,000 are being offered hereby in an international offering outside the United States and Canada (the "International Shares") and 1,760,000 shares are being offered in a concurrent offering in the United States. The price to the public and aggregate underwriting discounts and commissions per share will be identical for both offerings. See "Underwriting."

  Of the 2,200,000 shares of Common Stock offered, 2,138,461 shares are being offered by CFM Technologies, Inc. ("CFM" or the "Company") and 61,539 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price of the Common Stock will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq Stock Market under the symbol "CFMT."

  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                         Underwriting              Proceeds to
                                Price   Discounts and  Proceeds to   Selling
                              to Public Commissions(1) Company(2)  Shareholders
- -------------------------------------------------------------------------------
Per Share..................      $            $            $            $
- -------------------------------------------------------------------------------
Total......................     $            $            $            $
- -------------------------------------------------------------------------------
Total Assuming Full Exercise
 of Over-Allotment
 Option(3).................     $            $            $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting."

(2) Before deducting expenses estimated at $800,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company to the U.S. Underwriters to purchase up to 330,000 additional shares on the same terms, solely to cover over-allotments. See "Underwriting."

                                  -----------

  The International Shares of Common Stock are offered by the International Underwriters, subject to prior sale, when, as and if delivered to and accepted by the International Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be
made in New York City on or about       , 1996.

                                  -----------

PAINEWEBBER INTERNATIONAL

               DONALDSON, LUFKIN & JENRETTE

                       SECURITIES CORPORATION
                                                      MONTGOMERY SECURITIES

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS       , 1996
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                UNITED STATES TAXATION OF NON-U.S. SHAREHOLDERS

GENERAL

  The following is a general discussion of certain anticipated United States federal tax consequences of the ownership, holding and disposition of Common Stock by a person that, for United States federal income tax purposes, is not a "United States Person" (a "Non-U.S. Holder"). For these purposes, a "United States Person" means a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in or under the laws of the United States or any state thereof, or an estate or trust, the income of which is subject to United States federal income taxation regardless of source.

  The following discussion does not address all aspects of United States federal taxation and does not address tax consequences under state, local or foreign tax laws. The discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including the benefits that may be available to any person under an applicable tax treaty to which the United States is a party. Specifically, without limitation, this discussion does not address the United States tax consequences to any Non-U.S. Holder who at any time owns (directly or through attribution) more than 5% of the Common Stock or to any Non-U.S. Holder that is a controlled foreign corporation, a foreign personal holding company, a foreign private foundation or a foreign government. Furthermore, the following discussion is based on current provisions of the Code, and on administrative and judicial pronouncements thereunder, all of which are subject to change possibly retroactively. Each prospective Non-U.S. Holder is urged to consult a tax advisor with respect to the United States tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other tax jurisdiction.

DIVIDENDS

  The Company does not anticipate paying dividends in the foreseeable future. See "Dividend Policy." In the event dividends are paid on shares of Common Stock, these payments will generally be subject to withholding of United States federal income tax at a rate of 30% of such payment unless either (i) such holder is eligible for a reduced tax rate or a tax exemption under an applicable income tax treaty or (ii) such holder is engaged in the conduct of a trade or business within the United States and the dividend is effectively connected with that trade or business. If the dividend is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder, the dividend (as adjusted by any applicable deductions) will be subject to United States federal income tax at regular rates generally applicable to United States Persons. Any such effectively connected dividends received by a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Certain certification requirements may have to be satisfied to claim treaty benefits or exemption from withholding under the foregoing rules. Non-U.S. Holders that are partnerships or trusts may be subject to certain additional withholding requirements and are urged to consult their tax advisors as to the application of such requirements.

GAIN ON DISPOSITION OF COMMON STOCK

  Except as described below, a Non-U.S. Holder will generally not be subject to United States federal income tax (and no tax will generally be withheld) with respect to gain recognized on a sale or other disposition of the Common Stock unless (i) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (in which case branch profits tax may also apply), (ii) the Common Stock is disposed of by certain Non-U.S. Holders who are individuals, who hold the Common Stock as a capital asset and who are present in the United States for 183 days or more in the taxable year of the disposition or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates.

FEDERAL ESTATE TAXES

  Common Stock held by a Non-U.S. Holder who is a non-resident and not a United States citizen (as specially defined for United States federal estate tax purposes) at the date of his or her death will be included in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends and other payments distributed to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding is reduced or eliminated by an applicable treaty or is not required because the dividends are effectively connected with a U.S. trade or business of a Non-U.S. Holder. Under certain treaties, the Internal Revenue Service may make this information available to the tax authorities in the country of a Non-U.S. Holder's residence.

  Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that are not "exempt recipients" and that fail to furnish certain information under United States information reporting requirements) and information reporting relating thereto (which is separate from the reporting requirements described in the preceding paragraph) generally will not apply to dividends and other payments paid to Non-U.S. Holders that are either (i) subject to the 30% tax discussed above (under the heading "Dividends") or (ii) not so subject because a tax treaty applies that reduces or eliminates such withholding. In addition, under current temporary United States Treasury regulations, dividends payable at an address located outside of the United States to a Non-U.S. Holder are generally not subject to the backup withholding and information reporting rules. These backup withholding requirements and information reporting rules will apply to the gross proceeds paid by or through a United States office of a broker to a Non-U.S. Holder upon the disposition of shares of the Company, unless the Non-U.S. Holder certifies under penalty of perjury that it is a foreign person (as that term is defined in applicable regulations) or the Non-U.S. Holder otherwise establishes an exemption. Under existing regulations, information reporting but not backup withholding will also apply to the payment of gross proceeds of a sale or other disposition of Common Stock by or through a foreign office of a broker with certain United States connections, unless the broker has documentary evidence that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the Non-U.S. Holder's United States federal income tax liability, if any), provided that an appropriate claim for refund is filed with the Internal Revenue Service. These backup withholding and information reporting requirements are under review by the United States Treasury Department. Their application to the ownership and disposition of shares of Common Stock could be changed by future regulations. Specifically, the ability to rely on an address outside of the United States to preclude backup withholding and information reporting may be significantly restricted or completely revoked.

                               [Alternate Page for International Prospectus]


                                 UNDERWRITING

  The International Underwriters named below, acting through PaineWebber International (U.K.) Ltd., Donaldson, Lufkin & Jenrette Securities Corporation and Montgomery Securities as International Representatives (the "International Representatives"), have severally agreed, subject to the terms and conditions set forth in the International Underwriting Agreement by and among the Company and the International Representatives (the "International Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the International Underwriters, 440,000 shares of the Company's Common Stock, which equals the sum of the number of shares of Common Stock (the "International Shares") set forth opposite the names of such International Underwriters below:

                                                                  NUMBER OF
           UNDERWRITER                                             SHARES
           -----------                                            ---------
      PaineWebber International (U.K.) Ltd.......................
      Donaldson, Lufkin & Jenrette Securities Corporation........
      Montgomery Securities......................................
                                                                   -------
          Total..................................................  440,000
                                                                   =======

  In addition, the U.S. Underwriters (together with the International Underwriters, the "Underwriters"), in a concurrent offering of the Common Stock to U.S. Persons (as defined below), acting through PaineWebber Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Montgomery Securities as U.S. Representatives (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions set forth in the U.S. Underwriting Agreement by and among the Company, the Selling Shareholders and the U.S. Representatives (the "U.S. Underwriting Agreement"), to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have severally agreed to sell to the U.S. Underwriters, 1,760,000 shares of Common Stock (the "U.S. Shares").

  The International Underwriting Agreement provides that the obligation of the International Underwriters to purchase all of the shares of Common Stock is subject to certain conditions. The International Underwriters are committed to purchase, and the Company is obligated to sell, all of the shares of Common Stock offered by this Prospectus, if any of the shares of Common Stock being sold pursuant to the International Underwriting Agreement are purchased. The offering price and underwriting discounts and commissions under both underwriting agreements are identical. In general, the closing with respect to the sale of the shares of Common Stock pursuant to the International Underwriting Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Underwriting Agreement and vice versa. PaineWebber Incorporated is an affiliate of PaineWebber International (U.K.) Ltd.

  The Company has been advised by the International Representatives that the International Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such price less a
concession not in excess of $   per share. The International Underwriters may
allow, and such dealers may reallow, a discount not in excess of $   per
share. After the initial public offering, the public offering price and the concessions and discounts may be changed by the International Representatives.

                               [Alternate Page for International Prospectus]


  Each International Underwriter has agreed that, as part of the distribution of the International Shares, (a) it is not purchasing any International Shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer to sell, directly or indirectly, any International Shares or distribute this Prospectus to any person within the U.S. or Canada or to any U.S. or Canadian Person. Each U.S. Underwriter has agreed that, as part of the distribution of the U.S. Shares, (a) it is not purchasing any U.S. Shares for the account of anyone other than a U.S. or Canadian Person and (b) it has not offered or sold, and will not offer to sell, directly or indirectly, any U.S. Shares or distribute the U.S. Prospectus to any person outside the U.S. or to anyone other than a U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters described below. As used herein, "U.S. or Canadian Person" means any individual who is a resident of the United States or Canada, any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision of either thereof (other than a foreign branch of any U.S. or Canadian Person) and any U.S. or Canadian branch of a person who is not otherwise a U.S. or Canadian Person.

  Each International Underwriter has represented and agreed not to offer or sell Common Stock in Great Britain by means of any document except to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985 of Great Britain), and, unless such International Underwriter is a person permitted to do so under the securities laws of Great Britain, it will not distribute this Prospectus or any other offering material in respect of any proposed offer or sale of Common Stock in or from Great Britain other than to persons whose business involves that acquisition and disposal, or the holding, of securities, whether as principal or agent.

  The U.S. Underwriters and the International Underwriters have entered into an Agreement Between U.S. and International Underwriters that provides for the coordination of their activities. Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The per share price of any shares so sold shall be the public offering price set forth on the cover page of this Prospectus, less an amount not greater than the per share amount of the concession to dealers set forth above. To the extent there are sales between the U.S. Underwriters and the International Underwriters, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.

  The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 330,000 additional shares of Common Stock at the initial public offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus. The U.S. Underwriters may exercise such option only to cover over-allotments in the sale of the shares that the U.S. Underwriters have agreed to purchase. To the extent that the U.S. Underwriters exercise such option, each of the U.S. Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as is approximately the percentage of shares of Common Stock that it is obligated to purchase of the total number of the U.S. Shares under the U.S. Underwriting Agreement.

  The Company and the Selling Shareholders have agreed to indemnify the U.S. Underwriters and International Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Accordingly, the initial public offering price was determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price were the Company's record of operations, its current financial condition, its future prospects, the market for its products,

                               [Alternate Page for International Prospectus]


the experience of its management, the economic conditions of the Company's industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the Underwriters by Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania.

                                    EXPERTS

  The consolidated balance sheets as of October 31, 1994 and 1995 and the consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended October 31, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in Chicago, Illinois and New York, New York, at prescribed rates.

  The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by its independent public accountants and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

  In September 1994, the Board of Directors of the Company approved the engagement of Arthur Andersen LLP as its independent public accountants and the dismissal of the Company's former auditors. The consolidated balance sheets as of October 31, 1994 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended October 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP. See "Experts." The former auditors' reports on the Company's

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


financial statements did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Company's financial statements which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

================================================================================

                 [Alternate Page for International Prospectus]


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
The Company..............................................................  12
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Financial Data..................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  22
Management...............................................................  36
Certain Relationships and Related Transactions...........................  44
Principal and Selling Shareholders.......................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  48
United States Taxation of Non-U.S. Shareholders..........................  49
Underwriting.............................................................  51
Legal Matters............................................................  53
Experts..................................................................  53
Additional Information...................................................  53
Index to Consolidated Financial Statements............................... F-1

  UNTIL    , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-
RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================



================================================================================

                             2,200,000 SHARES

                 [LOGO OF CFM TECHNOLOGIES, INC. APPEARS HERE]

                                 COMMON STOCK

                                ---------------
                                  PROSPECTUS
                                ---------------

                           PaineWebber INTERNATIONAL

                       DONALDSON, LUFKIN & JENRETTE

                          SECURITIES CORPORATION

                          MONTGOMERY SECURITIES

                                ---------------

                                       , 1996

================================================================================

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with this offering, other than underwriting discounts and commissions, are set forth below:

      Securities and Exchange Commission filing fee............... $ 11,382
      NASD filing fee.............................................    3,802
      Blue Sky fees and expenses..................................   10,000
      Accounting fees and expenses................................  145,000
      Legal fees and expenses.....................................  160,500
      Transfer agent and registrar fees and expenses..............    2,000
      Printing expenses...........................................  210,000
      Nasdaq listing fee..........................................   32,355
      Directors' and officers' insurance..........................  220,000
      Miscellaneous...............................................    4,961
                                                                   --------
          Total................................................... $800,000
                                                                   ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The registrant's Articles of Incorporation, as amended, and Amended and Restated By-Laws include provisions (i) to reduce the personal liability of the registrant's directors for monetary damages resulting from breaches of their fiduciary duty and (ii) to permit the registrant to indemnify its directors and officers to the fullest extent permitted by Pennsylvania law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since its incorporation on November 1, 1994, the registrant has sold the following securities without registration under the Securities Act:

    1. In November 1994, in connection with the registrant's organization as a holding company, the registrant issued an aggregate of 3,392,928 shares of Common Stock to the shareholders of CFM Technologies, Incorporated ("CFM Sub") in exchange for an equal number of shares of CFM Sub, representing 100% of the issued and outstanding capital stock of CFM Sub. Also in connection with such reorganization, the registrant issued options to purchase an aggregate of 399,163 shares of Common Stock to the holders of options to purchase an equal number of shares of Common Stock of CFM Sub, in exchange for the cancellation of such CFM Sub options.

    2. Also in November 1994, the registrant issued an aggregate of 408,339 shares of Common Stock to two related-party limited partnerships in which the registrant was the general partner, in exchange for the assets of the partnerships. See "Certain Relationships and Related Transactions" in Part I of this registration statement.

    3. In December 1994, the registrant issued options to purchase an aggregate of 108,107 shares of Common Stock at an exercise price of $7.52 per share to five employees.

    4. In January 1995, the registrant issued 1,996 shares of Common Stock as compensation for executive search services rendered.

    5. In October 1995, the registrant issued options to purchase an aggregate of 98,980 shares of Common Stock at an exercise price of $7.52 per share to 48 employees.

    6. In March 1996, the registrant issued options to purchase an aggregate of 48,603 shares of Common Stock at an exercise price of $7.52 per share to two employees, two Honorary Lifetime Directors and a director/consultant.

  The registrant believes that the transactions described in paragraphs 1 through 5 were exempt from registration under Section 3(b) or 4(2) of the Securities Act because the subject securities were, respectively, either (i) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act or (ii) sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or to have had a preexisting business or personal relationship with the registrant or its management and was purchasing for investment without a view to further distribution.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT NUMBER

   1.1  Form of U.S. Underwriting Agreement.*
   1.2  Form of International Underwriting Agreement.*
   3.1  Articles of Incorporation of CFM Technologies, Inc., as amended.
   3.2  Amended and Restated By-Laws of CFM Technologies, Inc.
   5    Opinion of Ballard Spahr Andrews & Ingersoll.**
  10.1  Employment Agreement dated as of January 9, 1995 by and between CFM
        Technologies, Inc. and Lorin Jeffry Randall.*
  10.2  Stock Option Agreement dated March 18, 1991 between CFM Technologies,
        Inc. and Burton McGillivray, as extended and amended on June 11, 1993 and as amended on September 25, 1994.*
  10.3  Stock Option Agreement dated as of December 9, 1994 by and between CFM
        Technologies, Inc. and Milton Stearns, as amended on November 3, 1995.*
  10.4  CFM Technologies, Inc. Annual Profit Sharing Plan.*
  10.5  CFM Technologies, Inc. 1992 Employee Stock Option Plan.*
  10.6  CFM Technologies, Inc. 1995 Incentive Plan.
  10.7  CFM Technologies, Inc. Non-Employee Directors' Stock Option Plan.
  10.8  CFM Technologies, Inc. Employee Stock Purchase Plan.
  10.9  Distributor Agreement dated November 28, 1991 by and between ANAM
        Semiconductor Design Co., Ltd and CFM Technologies, Incorporated, and
        supplement to the Distributor Agreement dated August 26, 1994.*
  10.10 Distributor Agreement dated March 3, 1992 by and between Innotech
        Corporation and CFM Technologies, Inc., as modified on June 15, 1994.*
  10.11 Lease Agreement dated October 10, 1995 by and between Hough/Loew
        Construction, Inc. and CFM Technologies, Inc. and Addendum to Lease
        Agreement dated October 10, 1995.*
  10.12 Loan Agreement dated July 27, 1994 by and between Chester County
        Development Council ("CCDC") and CFM Technologies, Incorporated.*
  10.13 $100,000 Mortgage dated as of July 27, 1994, from CFM Technologies,
        Incorporated to CCDC.*
  10.14 $1,200,000 Commercial Promissory Note dated October 13, 1995 from CFM
        Technologies, Inc. to CoreStates Bank, N.A. ("CoreStates").*
  10.15 Guaranties dated October 13, 1995 executed by CFMT, Inc. and CFM
        International Corp. in favor of CoreStates.*
  10.16 $1,125,000 Commercial Promissory Note dated February 16, 1994 from CFM
        Technologies, Incorporated to CoreStates.*
  10.17 Mortgage dated February 16, 1994 between CFM Technologies, Incorporated and CoreStates.*
  10.18 $150,000 Commercial Promissory Note dated September 28, 1994 from CFM
        Technologies, Incorporated to CoreStates.*
  10.19 $100,000 Commercial Promissory Note dated August 11, 1994 from CFM
        Technologies, Incorporated to CoreStates.*
  10.20 Assignment of Leases, Rents, Agreements of Sale, Licenses and Permits
        dated February 16, 1994 by CFM Technologies, Incorporated to
        CoreStates.*
  10.21 Letter agreement dated March 25, 1996 between CoreStates Bank, N.A. and
        CFM Technologies, Inc. and $7,500,000 Master Demand Note dated April 1,
        1996 from CFM Technologies, Inc. to CoreStates Bank, N.A.**
  11    Statement re computation of per share earnings.
  16    Letter re change in certifying accountant.
  21    Subsidiaries of the registrant.
  23.1  Consent of Arthur Andersen LLP.
  23.2  Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5 hereto).**
  24    Power of attorney.*

- --------

 * Previously filed.

** To be filed by amendment.

  (b) Financial Statement Schedules.

  Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  A. The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its Articles of Incorporation, as amended, its By-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  C. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF WEST CHESTER, COMMONWEALTH OF PENNSYLVANIA, ON MAY 17, 1996.

                                         CFM Technologies, Inc.


                                         By:     /s/ Lorin J. Randall
                                             ----------------------------------

                                                   LORIN J. RANDALL

                                            VICE PRESIDENT AND CHIEF FINANCIAL
                                                       OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                       TITLE                 DATE

                                       Chairman of the
   Christopher F. McConnell*            Board of Directors
- -------------------------------------
      CHRISTOPHER F. MCCONNELL

                                       President, Chief
       Roger A. Carolin*                Executive Officer
- -------------------------------------   and Director
          ROGER A. CAROLIN              (Principal
                                        Executive Officer)

        /s/ Lorin J. Randall           Vice President,
- -------------------------------------   Chief Financial      May 17, 1996
          LORIN J. RANDALL              Officer, Treasurer
                                        and Secretary
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting
                                        Officer)

                                       Director
         James J. Kim*
- -------------------------------------

          JAMES J. KIM

                                       Director
         Brad Mattson*
- -------------------------------------
            BRAD MATTSON

                                       Director
     Burton E. McGillivray*
- -------------------------------------
        BURTON E. MCGILLIVRAY

                                       Director
    Milton S. Stearns, Jr.*
- -------------------------------------
       MILTON S. STEARNS, JR.

                                                             May 17, 1996

*By:   /s/ Lorin J. Randall
     ---------------------------

        LORIN J. RANDALL

        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER
 -------
   1.1   Form of U.S. Underwriting Agreement.*
   1.2   Form of International Underwriting Agreement.*
   3.1   Articles of Incorporation of CFM Technologies, Inc., as
          amended. ......................................................
   3.2   Amended and Restated By-Laws of CFM Technologies, Inc. .........
   5     Opinion of Ballard Spahr Andrews & Ingersoll.**
  10.1   Employment Agreement dated as of January 9, 1995 by and between
          CFM Technologies, Inc. and Lorin Jeffry Randall.*
  10.2   Stock Option Agreement dated March 18, 1991 between CFM
          Technologies, Inc. and Burton McGillivray, as extended and amended on June 11, 1993 and as amended on September 25, 1994.*
  10.3   Stock Option Agreement dated as of December 9, 1994 by and between CFM Technologies, Inc. and Milton Stearns, as amended on November 3, 1995.*
  10.4   CFM Technologies, Inc. Annual Profit Sharing Plan.*
  10.5   CFM Technologies, Inc. 1992 Employee Stock Option Plan.*
  10.6   CFM Technologies, Inc. 1995 Incentive Plan......................
  10.7   CFM Technologies, Inc. Non-Employee Directors' Stock Option
         Plan............................................................
  10.8   CFM Technologies, Inc. Employee Stock Purchase Plan. ...........
  10.9   Distributor Agreement dated November 28, 1991 by and between
         ANAM Semiconductor Design Co., Ltd and CFM Technologies,
         Incorporated, and supplement to the Distributor Agreement dated
         August 26, 1994.*
  10.10  Distributor Agreement dated March 3, 1992 by and between
         Innotech Corporation and CFM Technologies, Incorporated, as
         modified on June 15, 1994.*
  10.11  Lease Agreement dated October 10, 1995 by and between Hough/Loew
         Construction, Inc. and CFM Technologies, Inc. and Addendum to
         Lease Agreement dated October 10, 1995.*
  10.12  Loan Agreement dated July 27, 1994 by and between Chester County
         Development Council ("CCDC") and CFM Technologies,
         Incorporated.*
  10.13  $100,000 Mortgage dated as of July 27, 1994, from CFM
         Technologies, Incorporated to CCDC.*
  10.14  $1,200,000 Commercial Promissory Note dated October 13, 1995 from CFM Technologies, Incorporated to CoreStates Bank, N.A.
         ("CoreStates").*
  10.15  Guaranties dated October 13, 1995 executed by CFMT, Inc. and CFM
         International Corp. in favor of CoreStates.*
  10.16  $1,125,000 Commercial Promissory Note dated February 16, 1994 from CFM Technologies, Incorporated to CoreStates.*
  10.17  Mortgage dated February 16, 1994 between CFM Technologies,
         Incorporated and CoreStates.*
  10.18  $150,000 Commercial Promissory Note dated September 28, 1994 from CFM Technologies, Incorporated to CoreStates.*
  10.19  $100,000 Commercial Promissory Note dated August 11, 1994 from
         CFM Technologies, Incorporated to CoreStates.*
  10.20  Assignment of Leases, Rents, Agreements of Sale, Licenses and
         Permits dated February 16, 1994 by CFM Technologies,
         Incorporated to CoreStates.*
  10.21  Letter agreement dated March 25, 1996 between CoreStates Bank,
         N.A. and CFM Technologies, Inc. and $7,500,000 Master Demand
         Note dated April 1, 1996 from CFM Technologies, Inc. to
         CoreStates Bank, N.A.**
  11     Statement re computation of per share earnings..................
  16     Letter re change in certifying accountant. .....................
  21     Subsidiaries of the registrant..................................
  23.1   Consent of Arthur Andersen LLP..................................
  23.2   Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5 hereto).**
  24     Power of attorney.*

- --------

 * Previously filed.

** To be filed by amendment.